Exhibit 2.1

EXCHANGE AGREEMENT

by and among

DENBURY ONSHORE, LLC,

XTO ENERGY INC.,

and

EXXON MOBIL CORPORATION

dated as of September 19, 2012

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

Section 1.1	Definitions	1

ARTICLE II
EXCHANGE OF ASSETS

Section 2.1	Agreement to Exchange Assets	1
Section 2.2	The Assets	1
Section 2.3	Excluded Assets	1
Section 2.4	Transfer as of the Effective Time	2

ARTICLE III
CONSIDERATION

Section 3.1	Exchange Consideration	2
Section 3.2	Payment of the Additional Consideration	4
Section 3.3	Pre-Closing Settlement Statement	4
Section 3.4	Exchange Consideration Allocation	4

ARTICLE IV
TITLE AND ENVIRONMENTAL MATTERS AND
CASUALTY LOSSES

i

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF TRANSFERRING PARTY

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF ACQUIRING PARTY

Section 6.1	Existence and Power	18
Section 6.2	Brokers	18
Section 6.3	Claims and Litigation	18
Section 6.4	No Distribution	18
Section 6.5	Knowledge and Experience	18
Section 6.6	Merits and Risks of an Investment in Transferring Party’s Assets	18
Section 6.7	Accredited Investor	18
Section 6.8	Financial Resources	18

ARTICLE VII
PRE-CLOSING OBLIGATIONS OF TRANSFERRING PARTY

ARTICLE VIII
PRE-CLOSING OBLIGATIONS OF ACQUIRING PARTY

ARTICLE IX
ACQUIRING PARTY’S CONDITIONS TO CLOSING

Section 9.1	Representations	24
Section 9.2	Performance	24
Section 9.3	No Legal Proceedings	24
Section 9.4	Closing Deliverables	24
Section 9.5	Value of Defects, Casualty Losses and Consents	25
Section 9.6	HSR Act	25

ARTICLE X
TRANSFERRING PARTY’S CONDITIONS TO CLOSING

Section 10.1	Representations	25
Section 10.2	Performance	25
Section 10.3	No Legal Proceedings	25
Section 10.4	Closing Deliverables	25
Section 10.5	Value of Defects, Casualty Losses and Consents	25
Section 10.6	HSR Act	25
Section 10.7	Consent of Lenders	26

ARTICLE XI
CLOSING

Section 11.1	Time and Place of Closing	26
Section 11.2	Closing Obligations	26

ARTICLE XII
POST-CLOSING OBLIGATIONS

ARTICLE XIII
TAXES

Section 13.1	Apportionment of Taxes	35
Section 13.2	Transfer Taxes	36
Section 13.3	Cooperation	36
Section 13.4	Like-Kind Exchange	36

ARTICLE XIV
DISCLAIMERS AND WAIVERS

Section 14.1	Disclaimer by Transferring Party	36
Section 14.2	Waiver of Trade Practices Act	37

ARTICLE XV
TERMINATION

Section 15.1	Right of Termination	37
Section 15.2	Effect of Termination	38

ARTICLE XVI
MISCELLANEOUS

v

ANNEX, EXHIBITS AND SCHEDULES

Annex A	Definitions

Exhibit A-1-DRI	DRI Leases
Exhibit A-1-XTO	XTO Leases
Exhibit A-2-DRI	DRI rights of way, easements and surface leases
Exhibit A-2-XTO	XTO rights of way, easements and surface leases
Exhibit B-1-DRI	DRI Producing Wells
Exhibit B-1-XTO	Hartzog Draw Unit and Hartzog Wells
Exhibit B-2-DRI	DRI Non-Producing Units
Exhibit B-2-XTO	Webster Unit and Webster Wells
Exhibit B-3-DRI	Non-Bakken Deep Producing Wells
Exhibit C-DRI	Form of Assignment of DRI Assets
Exhibit C-XTO	Form of Assignment of XTO Assets
Exhibit D	Form of Transition Services Agreements
Exhibit E	Form of Non-Foreign Entity Affidavit
Exhibit F-1	Bakken Producing Wells Allocated Values
Exhibit F-2	Bakken Non-Producing Units Allocated Values
Exhibit F-3	Hartzog Draw Wells Allocated Values
Exhibit F-4	Webster Wells Allocated Values
Exhibit F-5	Non-Bakken Deep Producing Wells Allocated Values
Exhibit G	[Intentionally omitted]
Exhibit H	Form of Deed
Exhibit I	Form of Oil and Gas Lease

ANNEX, EXHIBITS AND SCHEDULES (CONT.)

Schedule 2.2E-DRI	Field Offices
Schedule 2.2E-XTO	Field Offices
Schedule 2.3-DRI	Excluded Wells
Schedule 2.3(q)-DRI	Excluded Assets
Schedule 2.3(q)-XTO	Excluded Assets
Schedule 3.1A(v)-DRI	Underproduced Oil & Gas Imbalances
Schedule 3.1A(v)-XTO	Underproduced Oil & Gas Imbalances
Schedule 3.1B(viii)-DRI	Overproduced Oil & Gas Imbalances
Schedule 3.1B(viii)-XTO	Overproduced Oil & Gas Imbalances
Schedule 5.1-DRI	Existence and Power
Schedule 5.1-XTO	Existence and Power
Schedule 5.3-DRI	Claims and Litigation
Schedule 5.3-XTO	Claims and Litigation
Schedule 5.5B-DRI	Material Compliance Notifications
Schedule 5.5B-XTO	Material Compliance Notifications
Schedule 5.6-DRI	Material Contracts
Schedule 5.6-XTO	Material Contracts
Schedule 5.7-DRI	Marketing Agreements
Schedule 5.7-XTO	Marketing Agreements
Schedule 5.9-DRI	Preferential Purchase Rights and Consents to Assign
Schedule 5.9-XTO	Preferential Purchase Rights and Consents to Assign
Schedule 5.10-DRI	AFEs
Schedule 5.10-XTO	AFEs
Schedule 5.11-DRI	Environmental
Schedule 5.11-XTO	Environmental
Schedule 5.12-DRI	Taxes
Schedule 5.12-XTO	Taxes
Schedule 5.13-DRI	Tax Partnerships
Schedule 5.13-XTO	Tax Partnerships
Schedule 5.14-DRI	Payout Status
Schedule 5.14-XTO	Payout Status
Schedule 5.16-DRI	Plugging and Abandonment
Schedule 5.16-XTO	Plugging and Abandonment
Schedule 5.17-DRI	Affiliate Agreements
Schedule 5.17-XTO	Affiliate Agreements
Schedule 7.1-DRI	Operations
Schedule 7.1-XTO	Operations
Schedule 9-DRI	Knowledge
Schedule 9-XTO	Knowledge
Schedule 11.2G	Mortgages and Security Interests

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is made as of September 19, 2012, by and among Denbury Onshore, LLC, a Delaware limited liability company, with a mailing address of 5320 Legacy Drive, Plano, Texas 75024 (“DRI”), and XTO Energy Inc., a Delaware corporation (“XTO Energy”), and Exxon Mobil Corporation, a New Jersey corporation (“ExxonMobil,” and collectively with XTO Energy, “XTO”), each with a mailing address of 810 Houston Street, Fort Worth, Texas 76102.  DRI and XTO are sometimes referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

WITNESSETH

WHEREAS, DRI desires to exchange certain Bakken (and other formations) oil and gas properties and related assets, and XTO desires to exchange certain Webster field and Hartzog Draw field oil and gas properties and related assets, in each case on the terms and conditions provided in this Agreement, including the attached exhibits and schedules;

NOW THEREFORE, in consideration of the mutual promises of the Parties contained in this Agreement, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                       Definitions.  As used in this Agreement, capitalized terms shall have the meanings given to such terms in Annex A.

ARTICLE II
EXCHANGE OF ASSETS

Section 2.1                       Agreement to Exchange Assets.  Subject to the terms and conditions of this Agreement, DRI agrees to exchange with and assign to XTO Energy the DRI Assets to be effective as of the Effective Time, and XTO agrees to (a) exchange with and assign to DRI the XTO Assets to be effective as of the Effective Time and (b) pay to DRI the Additional Consideration.

Section 2.2                       The Assets.  The term “Assets” shall mean, with respect to DRI as the Transferring Party, the DRI Assets and, with respect to XTO as the Transferring Party, the XTO Assets.

Section 2.3                       Excluded Assets.  The following are specifically excluded from the Assets and are reserved and retained by Transferring Party (collectively, “Excluded Assets”): (a) all of the corporate minute books, financial records and other business records that relate to the business generally of the Transferring Party Group (including the ownership and operation of its Assets); (b) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to its Assets with respect to any period of time prior to the Effective Time; (c) all claims and causes of action of Transferring Party (i) arising under or with respect to any of its Existing Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds) or (ii) related to Retained Liabilities; (d) all rights and interests of Transferring Party (i) under any policy or agreement of insurance, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property; (e) all Hydrocarbons produced and sold from its Assets with respect to all periods prior to the Effective Time; (f) all claims, rights or interests of Transferring Party in or to any refunds, credits, loss carryforwards and similar Tax assets, together with any interest due thereon or penalty rebate arising therefrom, with respect to (i) Income Taxes imposed on Transferring Party or any of its Affiliates, (ii) Asset Taxes or any other Taxes relating to such Transferring Party’s Assets, in each case, attributable to any period (or portion thereof) prior to the Effective Time or (iii) any Taxes attributable to Transferring Party’s Excluded Assets; (g) all personal computers and associated peripherals and all radio and telephone equipment except and unless on the Wells or facilities to be assigned;  (h) all documents and instruments of Transferring Party that may be protected by an attorney-client privilege; (i) all data that cannot be disclosed to Acquiring Party as a result of confidentiality arrangements under agreements with third parties (after using commercially reasonable efforts to obtain any consents); (j) all audit rights arising under any of Transferring Party’s Existing Contracts or otherwise with respect to any period prior to the Effective Time or to any of Transferring Party’s Excluded Assets, except for any gas imbalances assumed by Acquiring Party; (k) all geophysical and other seismic and related technical data and information relating to Transferring Party’s Assets that cannot be transferred due to restrictions with third parties without payment of a fee or other penalty (unless Acquiring Party agrees to, and does, pay such fees and penalties), and geophysical or geological interpretations that Transferring Party deems to be proprietary; (l) documents prepared or received by Transferring Party, if any, with respect to (i) lists of prospective purchasers for Transferring Party’s Assets compiled by Transferring Party, (ii) bids submitted by other prospective purchasers of Transferring Party’s Assets, (iii) analyses by Transferring Party of any offers or bids submitted by any prospective purchaser, (iv) correspondence between or among Transferring Party, its respective representatives, and any prospective purchaser other than Acquiring Party and (v) correspondence between Transferring Party or any of its respective representatives with respect to any offers or bids, the prospective purchasers, or the transactions contemplated by this Agreement; (m) any offices (including field offices other than those listed on Schedule 2.2E-DRI or Schedule 2.2E-XTO, as applicable), office leases and any personal property located in or on such offices or office leases; (n)  all proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property of any member of the Transferring Party Group; (o) all Hedge Contracts;  (p) any Assets excluded in accordance with Section 4.12, Section 7.3 and Section 7.4; (q) assets listed on Schedule 2.3(q)-DRI or Schedule 2.3(q)-XTO; and (r) with respect to the Assets to be assigned by DRI, the Excluded Depth Assets.

Section 2.4                       Transfer as of the Effective Time.  Ownership of the Assets shall be transferred from Transferring Party to Acquiring Party at Closing, effective as of the Effective Time.  Subject to the express provisions of this Agreement, Transferring Party shall be entitled to any amount realized from and accruing to Transferring Party’s interest in the Assets prior to the Effective Time, if any, and shall be responsible for the payment of all expenses attributable to such Assets prior to the Effective Time.  Subject to the express provisions of this Agreement, Acquiring Party shall be entitled to any amount realized from and accruing to such Assets on or after the Effective Time, and shall be responsible for the payment of all expenses attributable to such Assets on or after the Effective Time.

ARTICLE III
CONSIDERATION

Section 3.1                       Exchange Consideration.  The consideration for the transfer of the DRI Assets to XTO in accordance with this Agreement, the receipt and sufficiency of which are hereby acknowledged by the Parties, is comprised of the following:  (i) the transfer of the XTO Assets as described in Article II above and (ii) the payment from XTO to DRI, in cash, at Closing, of One Billion Six Hundred Million Dollars ($1,600,000,000) (the “Additional Consideration”), as adjusted in accordance with this Section 3.1 and Section 12.11.  The Assets being exchanged and the Additional Consideration shall sometimes be referred to in this Agreement as the “Exchange Consideration.”  For the purpose of adjusting the Additional Consideration in accordance with this Section 3.1 and Section 12.11 resulting from Title Defects, Title Benefits, Environmental Defects, Casualty Defects, preferential purchase rights and consents, the Parties have allocated the value of certain of the Assets of Transferring Party as set forth in Exhibit F-1, Exhibit F-2, Exhibit F-3, Exhibit F-4 and Exhibit F-5, as applicable; provided, however, that the Parties acknowledge that they have not allocated $55,856,468 of value to certain of the DRI Producing Wells on Exhibit F-1 but agree to that they will allocate such $55,856,468 of value to the DRI Producing Wells that do not have a value stated on Exhibit F-1 within five (5) business days following the execution of this Agreement (and Exhibit F-1 shall be deemed updated with such agreed upon values for purposes of this Agreement).  For the purpose of adjusting the Additional Consideration in accordance with this Section 3.1 and Section 12.11 resulting from Environmental Defects related to the Surface Interest, the allocated value of the Surface Interest shall be as set forth in Exhibit F-4.  The Additional Consideration shall be adjusted as follows:  the Additional Consideration shall be an amount equal to the sum of (X) $1,600,000,000 plus (Y) the sum of (1) the aggregate amount of the Upward Adjustments attributable to the DRI Assets minus (2) the aggregate amount of the Downward Adjustments attributable to the DRI Assets (which may be a positive or a negative number) minus (Z) the sum of (1) the aggregate amount of the Upward Adjustments attributable to the XTO Assets minus (2) the aggregate amount of the Downward Adjustments attributable to the XTO Assets (which may be a positive or a negative number).  Such amount, as determined at the Closing, shall constitute the “Closing Additional Consideration Amount.”

A.    The “Upward Adjustments,” with respect to the Assets of a Transferring Party, shall consist of the following:

(i)    The amount of all costs and expenses incurred by Transferring Party in the ownership and operation of the Assets that is attributable to the period after the Effective Time, including lease operating expense, drilling and completion costs, seismic costs, workover costs, capital expenditures, lease rental and maintenance costs, royalty payments, insurance costs, joint interest billings and overhead charges under applicable operating agreements or applicable unit agreements (and if there is no applicable operating agreement or applicable unit agreement, overhead charges equal to Transferring Party’s working interest share of (X) $10,000 per well per month with respect to each well being drilled and (Y) $1,000 per well per month with respect to each producing well), and all prepaid expenses related to the Wells, but excluding liabilities, obligations and expenses attributable to claims, investigations, administrative proceedings or litigation directly or indirectly arising out of or resulting from (a) actual or claimed personal injury, including death, (b) the gross negligence or willful misconduct of any member of the Transferring Party Group in the operation of its Assets prior to Closing, (c) remediation of environmental conditions attributable to Transferring Party’s Assets, (d) Transferring Party’s Excluded Assets or Retained Liabilities, (e) curing Title Defects attributable to Transferring Party’s Assets, (f) requiring the furnishing of make-up gas or other gas balancing obligations, (g) working interests, royalties, overriding royalties or other interests held in suspense attributable to Transferring Party’s Assets or (h) Asset Taxes or Income Taxes.

(ii)   The value of all Hydrocarbons in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time that are attributable to its Assets, such value to be based on the various contract prices for such Hydrocarbons in effect as of the Effective Time (or if there is no such contract price, then the posted price in the field in which such Hydrocarbons were produced, or if no such posted price exists for such Hydrocarbons, the market price in the field in which such Hydrocarbons were produced, in each case as of the Effective Time), net of any royalties borne by and not reimbursed to Transferring Party by a purchaser of production.

(iii)   The total amount of all Asset Taxes allocable to Acquiring Party in accordance with Section 13.1, but paid or payable by Transferring Party or any of its Affiliates.

(iv)  An amount equal to the value of all Title Benefits related to Transferring Party’s Assets, in accordance with Sections 4.7, 4.8 and 4.9 below.

(v)   To the extent provided for by the Existing Contracts of Transferring Party, with respect to each Asset of Transferring Party that is underproduced relative to other undivided interests in the same Asset, (1) with respect to gas imbalances, an amount equal to the underproduced mcf volume set forth on the attached Schedule 3.1A(v)-DRI or Schedule 3.1A(v)-XTO, as applicable, as of the Effective Time, multiplied by $3.00 and (2) with respect to oil imbalances, an amount equal to the number of underproduced barrels of oil set forth on the attached Schedule 3.1A(v)-DRI or Schedule 3.1A(v)-XTO, as applicable, as of the Effective Time, multiplied by $85.00.

(vi)  Any other upward adjustment agreed upon by Transferring Party and Acquiring Party.

B.    The “Downward Adjustments,” with respect to the Assets of a Transferring Party, shall consist of the following:

(i)    The amount of the proceeds received by Transferring Party, if any, that are attributable to its Assets after the Effective Time (net of any royalties borne by and not reimbursed to Transferring Party by a purchaser of production).

(ii)    The amount of all advances and deposits received by Transferring Party relating to its Assets which accrue or have accrued on or after the Effective Time.

(iii)   An amount equal to the value of all Title Defects in accordance with Sections 4.5, 4.6, 4.8 and 4.9 below.

(iv)   An amount equal to the value of all Environmental Defects in accordance with Section 4.12 below.

(v)    An amount equal to the reduction in value of Transferring Party’s Assets subject to Casualty Defects that exist at Closing in accordance with Section 4.13 below.

(vi)   An amount equal to the Allocated Value of any Asset that is not being transferred at Closing in accordance with Section 7.3 or Section 7.4 below.

(vii)  The total amount of all Asset Taxes allocable to Transferring Party in accordance with Section 13.1, but paid or payable by Acquiring Party or any of its Affiliates.

(viii) To the extent provided for by the Existing Contracts of Transferring Party, with respect to each Asset of Transferring Party that is overproduced relative to other undivided interests in the same Asset, (1) with respect to gas imbalances, an amount equal to the overproduced mcf volume set forth in the attached Schedule 3.1B(viii)-DRI or Schedule 3.1B(viii)-XTO, as applicable, as of the Effective Time, multiplied by $3.00 and (2) with respect to oil imbalances, an amount equal to the number of overproduced barrels of oil set forth in the attached Schedule 3.1B(viii)-DRI or Schedule 3.1B(viii)-XTO, as applicable, as of the Effective Time, multiplied by $85.00.

(ix)   An amount equal to the value of all net proceeds from production attributable to such Transferring Party’s Assets that are held in suspense as of Closing in accordance with Section 12.12.

(x)    Any other downward adjustment agreed upon by Transferring Party and Acquiring Party.

Section 3.2                       Payment of the Additional Consideration.  XTO shall pay the Closing Additional Consideration Amount to DRI or its designee at Closing.

Section 3.3                       Pre-Closing Settlement Statement.  No later than five (5) business days before the Closing Date, each Transferring Party shall prepare, in accordance with this Agreement and deliver to Acquiring Party a statement (an “Estimated Settlement Statement”) setting forth each adjustment to the Additional Consideration related to Transferring Party’s Assets for purposes of determining the Closing Additional Consideration Amount in accordance with Section 3.1.  The Estimated Settlement Statement prepared by each Transferring Party shall be accompanied by reasonable supporting documentation.  Within three (3) business days of receipt of the Estimated Settlement Statement, each Acquiring Party will have the right to deliver to Transferring Party a written report containing any changes (together with a reasonable description thereof) it may have to the Estimated Settlement Statement delivered by such Transferring Party.  Each Estimated Settlement Statement, as agreed upon by the Parties, will be used to determine the Closing Additional Consideration Amount in accordance with Section 3.1; provided, that if the Parties cannot agree on the applicable Estimated Settlement Statement prior to the Closing, the Estimated Settlement Statement as presented by Transferring Party as to its particular Assets will be used to determine the Closing Additional Consideration Amount.

Section 3.4                       Exchange Consideration Allocation.  To the extent required by Treasury regulations sections 1.1031(d)-1T and 1.1060-1(b)(8), the Parties shall use commercially reasonable efforts to agree to an allocation of the relevant Exchange Consideration, Assumed Obligations, and any other items constituting consideration for applicable income Tax purposes (to the extent known at such time) among the relevant Assets that complies with Treasury regulation 1.1031(d)-1T and Section 1060 of the Code and the Treasury regulations promulgated thereunder within thirty (30) days after the Closing Date (the “Allocation”).  If the Parties reach an agreement with respect to the Allocation, (i) the Parties shall use commercially reasonable efforts to update the Allocation in a manner consistent with the forgoing provisions of the Code and Treasury regulations following any adjustment to the relevant Exchange Consideration pursuant to this Agreement, (ii) the Parties shall, and shall cause their Affiliates to, report consistently with the Allocation in all Tax returns, including IRS Form 8594 to the extent applicable, which the Parties shall timely file with the IRS, and neither Party shall take any position in any Tax return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code, and (iii) each of the Parties agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation.

ARTICLE IV
TITLE AND ENVIRONMENTAL MATTERS AND
CASUALTY LOSSES

Section 4.1                       Title Examination.  As soon as is reasonably practicable after the execution of this Agreement, Transferring Party shall make available to Acquiring Party all title data in Transferring Party’s possession, and all title data to which Transferring Party has reasonable access, relating to its Assets including the following:

A.    title opinions, abstracts of title, title status reports, and curative matters;

B.    the Existing Contracts;

C.    Records relating to the payment of rentals, royalties, shut-in gas royalties, and other payments due under any lease or agreement;

D.    Records relating to filing of returns for or the payment of ad valorem, property, production, severance, excise and other Taxes and assessments based on or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom; and

E.    ownership reports, maps and surveys.

Acquiring Party shall be permitted, at its expense, to make copies of any of the title data.  Acquiring Party shall be entitled to perform or cause to be performed, at Acquiring Party’s expense, such additional title examination as Acquiring Party deems necessary or appropriate.  Transferring Party shall cooperate reasonably with Acquiring Party in Acquiring Party’s efforts to examine and approve title.  Transferring Party shall also make available to Acquiring Party, upon reasonable notice during normal business hours, Transferring Party’s personnel knowledgeable with respect to Transferring Party’s Assets in order that Acquiring Party may make such diligence investigation as Acquiring Party considers necessary or appropriate.  All investigations and due diligence conducted by Acquiring Party shall be conducted at Acquiring Party’s sole cost, risk and expense, and any conclusions made from any examination done by Acquiring Party shall result from Acquiring Party’s own independent review and judgment.  Acquiring Party shall coordinate its access rights and physical inspections of Transferring Party’s Assets with Transferring Party to minimize any inconvenience to or interruption of the conduct of business by Transferring Party, and Transferring Party shall have the right to accompany Acquiring Party in connection with any physical inspection of such Assets.  Acquiring Party shall abide by Transferring Party’s, and any third party operator’s safety rules, regulations, and operating policies while conducting its due diligence evaluation of such Assets, and to the extent required by any third party operator, execute and deliver any required bonding agreement of such third party operator or provide evidence that Acquiring Party maintains insurance as may be required by such third party operator.

Section 4.2                       Defensible Title.  For purposes of this Agreement, “Defensible Title” shall mean such title of Transferring Party as of the Closing, that, subject to Permitted Encumbrances:

A.    with respect to each of its Allocated Value Wells and Allocated Value Units, obligates Transferring Party to bear no more than the working interest (without a corresponding increase in net revenue interest) set forth in Exhibit B-1-DRI or Exhibit B-2-DRI, or Exhibit B-1-XTO or Exhibit B-2-XTO, as applicable, in each of such Allocated Value Wells and Allocated Value Units;

B.    with respect to each of its Allocated Value Wells and Allocated Value Units, entitles Transferring Party to receive no less than the net revenue interest set forth in Exhibit B-1-DRI or Exhibit B-2-DRI, or Exhibit B-1-XTO or Exhibit B-2-XTO, as applicable, in each of such Allocated Value Wells and Allocated Value Units;

C.    with respect to each of Transferring Party’s Assets, is free from all Liens other than Permitted Encumbrances; and

D.    with respect to non-producing Leases only, (i) the primary term of any such Lease does not expire within 90 days of the Targeted Closing Date (unless the primary term of such Lease is being extended by operations or the payment of shut-in royalties or some other provision of such Lease); (ii) the terms of such Lease or an Existing Contract relating to such Lease do not require the commencement of a well thereon or lands pooled therewith less than 90 days after the Targeted Closing Date; and (iii) there are no governmental restrictions or contractual limitations that restrict or limit such Lease in a way such that there is no reasonably acceptable surface drillsite location on the leased premises of such Lease, on lands pooled with the leased premises of such Lease, or on lands within the reasonable vicinity of the leased premises of such Lease, except for those restrictions or limitations that could be complied with (including by obtaining permits) or limited or removed by Transferring Party after the use of commercially reasonable efforts.

Except for Transferring Party’s special warranty of title contained in the Assignment, the Deed and the Fee Mineral Lease, and subject to either Party’s rights to terminate this Agreement pursuant to Section 9.5 or Section 10.5, Acquiring Party hereby acknowledges and agrees that Sections 4.5, 4.6, 4.8 and 4.9 shall be Acquiring Party’s sole and exclusive remedy for any defect of title or any title matter, including any Title Defect, and Acquiring Party hereby expressly waives any and all other rights or remedies with respect thereto.

Section 4.3                       Permitted Encumbrances.  The term “Permitted Encumbrances” shall mean:

A.    Lessor’s royalties, overriding royalties, reversionary interests and similar burdens if the net cumulative effect of such burdens does not reduce the net revenue interest of Transferring Party in each Allocated Value Well or Allocated Value Unit below the net revenue interest for such Allocated Value Well or Allocated Value Unit set forth in Exhibit F-1 or Exhibit F-2, or Exhibit F-3 or Exhibit F-4, as applicable, or increase the working interest of Transferring Party (without a corresponding net revenue increase) above that set forth on Exhibit F-1 or Exhibit F-2, or Exhibit F-3 or Exhibit F-4, as applicable.

B.    Division orders and sales contracts terminable without penalty upon no more than ninety (90) days’ notice to the purchaser of production.

C.    Preferential rights to purchase and required third party consents to assignments and similar agreements.

D.    Liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business.

E.    Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar Liens or charges arising in the ordinary course of business (i) if they have not been filed pursuant to Law, or (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by Law, or (iii) if their validity is being contested in good faith by appropriate action.

F.    All rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance.

G.    Rights of reassignment arising upon final intention to abandon or release the applicable Assets, or any of them.

H.    Easements, rights-of-way, servitudes, permits, surface leases and other rights relating to surface operations to the extent any of them do not materially diminish the value of, or impair the conduct of operations on the applicable Assets or do not reduce the net revenue interest of Transferring Party in any Allocated Value Well or Allocated Value Unit below the net revenue interest set forth in Exhibit F-1 or Exhibit F-2, or Exhibit F-3 or Exhibit F-4, as applicable, or increase the working interest of Transferring Party (without a corresponding net revenue increase) above that set forth Exhibit F-1 or Exhibit F-2, or Exhibit F-3 or Exhibit F-4, as applicable, for such Allocated Value Well or Allocated Value Unit.

I.    All other Liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the applicable Assets which individually or in the aggregate do not interfere materially with the operation, value or use of any of the Assets, do not materially prevent Transferring Party from receiving the proceeds of production from any of the Leases or Wells, do not reduce the interest of Transferring Party with respect to all oil and gas produced from any Allocated Value Well or Allocated Value Unit below the net revenue interest set forth in Exhibit F-1 or Exhibit F-2, or Exhibit F-3 or Exhibit F-4, as applicable, and do not increase the costs and expenses that such Transferring Party is obligated to pay above the working interest set forth in Exhibit F-1 or Exhibit F-2, or Exhibit F-3 or Exhibit F-4, as applicable, for such Allocated Value Well or Allocated Value Unit.

J.    All rights reserved to or vested in any Governmental Authority to control or regulate any of the applicable Assets in any manner, and all applicable laws, rules and orders of any Governmental Authority.

K.    Any Title Defects that Acquiring Party may have expressly waived in writing or which are deemed to have been waived pursuant to Section 4.4 below.

L.    With respect to DRI as Transferring Party, failure of any of the DRI Assets to have Defensible Title in any Excluded Depth Assets.

M.    Any Title Defects arising as a result of Transferring Party taking any action required by the terms of this Agreement or as a result of Acquiring Party failing to consent to allowing Transferring Party to take any action pursuant to Section 7.1.

Section 4.4                       Notice of Title Defects.  Acquiring Party shall notify Transferring Party in writing of any Title Defect (a “Title Defect Notice”) as soon as practicable after Acquiring Party has knowledge thereof, but in no event later than 5:00 p.m. Central Standard Time on November 19, 2012 (“Defect Deadline”).  All Title Defects not asserted by Acquiring Party in a Title Defect Notice by the Defect Deadline shall be deemed waived by Acquiring Party for purposes of this Agreement, but shall not affect the special warranty of title contained in the Assignment, the Deed and the Fee Mineral Lease.  To be effective, each Title Defect Notice shall be in writing, and shall include (a) a description of the alleged Title Defect(s), (b) the Assets affected by the Title Defect, (c) the Allocated Value of the Assets affected by the Title Defect, (d) supporting documents reasonably necessary for Transferring Party to verify the existence of the alleged Title Defect(s) and (e) the amount by which Acquiring Party reasonably estimates the Allocated Value of each Asset affected by the Title Defect is reduced by the alleged Title Defect(s) and the computations (in reasonable detail) upon which Acquiring Party’s estimate is based.  A “Title Defect” shall mean any encumbrance, encroachment, irregularity, or other defect that causes Transferring Party not to have Defensible Title as of Closing in and to the applicable Assets; provided that the Permitted Title Matters shall not be considered Title Defects.

Section 4.5                       Remedy for Title Defect.  Transferring Party shall have the right, at its sole expense, until sixty (60) days after Closing (such date, the “Cure Deadline”) to cure a Title Defect to the reasonable satisfaction of Acquiring Party; provided, however, that, if after the diligent pursuit of other remedies reasonably available to Transferring Party to cure any such Title Defect, Transferring Party reasonably believes that such Title Defect can be cured through a quiet title or similar proceeding and Transferring Party has started such proceeding as of the Cure Deadline, then the applicable Cure Deadline with respect to such Title Defect shall be extended until such quiet title or similar proceeding is concluded, notwithstanding Transferring Party’s previous attempt to cure such Title Defect without the use of a quiet title or similar proceeding, so long as Transferring Party’s initial attempt to cure such Title Defect was diligently pursued and Transferring Party initiates the quiet title or similar proceeding on or before the end of the Cure Deadline and diligently pursues such proceeding.  In the event a Title Defect is cured to the reasonable satisfaction of Acquiring Party prior to the Closing, any Well, Lease or Unit affected by such Title Defect shall be assigned to Acquiring Party at Closing without any adjustment to the Additional Consideration on account of such Title Defect.  In the event a Title Defect is not cured to the reasonable satisfaction of Acquiring Party prior to Closing:

A.    If the Title Defect is not of a nature that would prevent Acquiring Party from receiving proceeds of production for a particular Allocated Value Well or Allocated Value Unit, Transferring Party shall have the right, but not the obligation, to elect to indemnify the Acquiring Party Group against all liability, loss, cost and expense resulting from the Title Defect, in which event the Additional Consideration shall not be adjusted and the Asset affected by such Title Defect shall be transferred to Acquiring Party pursuant to this Agreement; or

B.    If subparagraph A above is not applicable, or if Transferring Party fails to elect the treatment in subparagraph A above, the Asset affected by such Title Defect shall be assigned to Acquiring Party at Closing notwithstanding the Title Defect and the Additional Consideration shall be adjusted in accordance with Section 3.1 by the value of the Title Defect as determined in accordance with Section 4.6 below, subject to Section 4.8.  In the event the Additional Consideration is adjusted at Closing by the value of the Title Defect in accordance with this Section 4.5B, and such Title Defect is cured following the Closing to the reasonable satisfaction of Acquiring Party prior to the Cure Deadline, an adjustment shall be made to the Additional Consideration after the Closing in the applicable Final Settlement Statement in accordance with Section 12.11 equal to the amount by which the Additional Consideration was adjusted at Closing on account of the value of such Title Defect.

Notwithstanding anything to the contrary contained in this Section 4.5, in the event there is an unresolved dispute as of the Closing with respect to any Title Defect properly asserted by Acquiring Party, there shall be no adjustment at Closing to the Additional Consideration on account of such disputed Title Defect, the Asset affected by such disputed Title Defect shall be assigned to Acquiring Party at Closing notwithstanding the disputed Title Defect, the disputed Title Defect shall be resolved pursuant to Section 4.9, and, if resolved as of the date of the delivery of the Final Settlement Statement, the resolution of such dispute shall be reflected in the adjustments to the Additional Consideration after the Closing in the applicable Final Settlement Statement in accordance with Section 12.11.  In the event that such dispute has not been resolved as of the date of the delivery of the Final Settlement Statement, within five (5) business days after the resolution of such dispute any Party owing amounts to another Party shall pay such amount to such other Party in accordance with the resolution of such dispute.

Section 4.6                       Value of a Title Defect.  Attached as part of Exhibit F-1 and Exhibit F-2, and Exhibit F-3 and Exhibit F-4, as applicable, are schedules of allocated values (“Allocated Values”) for each Allocated Value Well or Allocated Value Unit for purposes of adjusting the Additional Consideration due to uncured Title Defects asserted pursuant to this Agreement.  Adjustments to the Additional Consideration for uncured Title Defects shall be calculated as follows:

A.    If the Title Defect is an increase in the working interest of an Allocated Value Well or Allocated Value Unit from the working interest for that Allocated Value Well or Allocated Value Unit set forth in Exhibit F-1 or Exhibit F-2, or Exhibit F-3 or Exhibit F-4, as applicable (without a corresponding increase in the net revenue interest), then the Additional Consideration shall be adjusted by the product of multiplying the Allocated Value of such Allocated Value Well or Allocated Value Unit, as applicable, as set forth in Exhibit F-1 or Exhibit F-2, or Exhibit F-3 or Exhibit F-4, as applicable, for such Allocated Value Well or Allocated Value Unit by a fraction, the numerator of which is an amount equal to the actual decimal working interest Acquiring Party shall be obligated for less the decimal working interest for such Allocated Value Well or Allocated Value Unit shown on Exhibit F-1 or Exhibit F-2, or Exhibit F-3 or Exhibit F-4, as applicable, and the denominator of which is the working interest for such Allocated Value Well or Allocated Value Unit, as applicable, shown on such Exhibit F-1 or Exhibit F-2, or Exhibit F-3 or Exhibit F-4, as applicable.

B.    If the Title Defect is a decrease in net revenue interest from the net revenue interest set forth in Exhibit F-1 or Exhibit F-2, or Exhibit F-3 or Exhibit F-4, as applicable, for an Allocated Value Well or Allocated Value Unit, the Additional Consideration shall be adjusted by the product of multiplying the Allocated Value of the affected Allocated Value Well or Allocated Value Unit as set forth in such Exhibit F-1 or Exhibit F-2, or Exhibit F-3 or Exhibit F-4, as applicable, by a fraction the numerator of which is an amount equal to the net revenue interest shown on such Exhibit F-1 or Exhibit F-2, or Exhibit F-3 or Exhibit F-4, as applicable, for that Allocated Value Well or Allocated Value Unit, less the actual decimal net revenue interest to which Transferring Party would be entitled to as a result of its ownership interest in that Allocated Value Well or Allocated Value Unit, and the denominator of which is the net revenue interest shown in Exhibit F-1 or Exhibit F-2, or Exhibit F-3 or Exhibit F-4, as applicable, for that Allocated Value Well or Allocated Value Unit; provided, however, that if the Title Defect is a decrease in net revenue interest from the net revenue interest set forth in Exhibit F-2 for a DRI Non-Producing Unit as a result of a difference in the gross acres shown on Exhibit F-2 with respect to such DRI Non-Producing Unit, the value of such Title Defect shall be determined in accordance with Section 4.6E.

C.    If the Title Defect is a Lien on the Assets that is liquidated in amount, then the Additional Consideration shall be adjusted by the amount necessary to be paid to remove that Title Defect.

D.    If the Title Defect is the result of a failure to have Defensible Title as of Closing under the terms of Section 4.2D, then the Additional Consideration shall be adjusted by the amount obtained by deeming the interest covered by such Lease to have complete failure of title, and then calculating the resulting decrease in the net revenue interest in the applicable Allocated Value Well or Allocated Value Unit in accordance with subparagraph B above.

E.    If the Title Defect is a Lien on the Assets of a type not described in subsection C above or is a Title Defect of the type described in the proviso of Section 4.6B, the amount of the adjustment to the Additional Consideration on account of such Title Defect shall be determined by taking into account the Allocated Value of the Allocated Value Well or Allocated Value Unit affected by the Title Defect, the portion of such Allocated Value Well or Allocated Value Unit affected by the Title Defect, the legal effect of such Title Defect, the potential economic effect of the Title Defect over the life of such Allocated Value Well or Allocated Value Unit affected by the Title Defect, the values placed upon the Title Defect by Transferring Party and Acquiring Party and such other reasonable factors as are necessary to make a proper valuation.

Notwithstanding anything to the contrary contained in this Agreement, (1) with respect to DRI as Transferring Party, the decrease of any net revenue interest or increase of any working interest (without a corresponding increase in the net revenue interest) in any formation other than the Bakken Formation will not be considered a Title Defect for purposes of this Section 4.6, (2) the matters described in Schedule 5.3-DRI and Schedule 5.3-XTO, as applicable, shall be deemed not to be Title Defects for purposes of this Agreement and (3) the Parties shall not be entitled to claim any Title Defects or Title Benefits with respect to the Surface Interest.

In all situations set forth above, the Asset affected by the Title Defect shall be assigned to Acquiring Party at Closing notwithstanding the Title Defect.  Notwithstanding anything to the contrary in this Section 4.6, the aggregate adjustment to the Additional Consideration attributable to the effects of all Title Defects upon any Asset shall not exceed the Allocated Value of such Asset.

Section 4.7                       Title Benefits.  If a Transferring Party determines that the ownership of any Allocated Value Well or Allocated Value Unit entitles a Transferring Party to a larger net revenue interest or a smaller working interest (without a corresponding decrease in the net revenue interest) than that set forth on Exhibit F-1 or Exhibit F-2, or Exhibit F-3 or Exhibit F-4, as applicable (a “Title Benefit”), then such Transferring Party shall notify (such notice, a “Title Benefit Notice”) Acquiring Party of such change in interest in writing as soon as practicable after Transferring Party has Knowledge thereof, but in no event later than the Defect Deadline.  To be effective, each Title Benefit Notice shall be in writing, and shall include (a) a description of the alleged Title Benefit(s), (b) the Assets affected by the Title Benefit and (c) the amount by which Transferring Party reasonably believes the value of each Asset affected by the Title Benefit is increased by the alleged Title Benefit(s) and the computations (in reasonable detail) upon which Transferring Party’s belief is based.  Transferring Party shall be deemed to have conclusively waived any Title Benefit of which Transferring Party fails to notify Acquiring Party in writing in the manner described in this Section 4.7.  The value of any Title Benefit shall be determined as follows:

A.    If Transferring Party and Acquiring Party agree on the value of such Title Benefit, then that amount shall be the value of the Title Benefit.

B.    If Transferring Party and Acquiring Party do not agree on the value of such Title Benefit, then the value of the Title Benefit shall be determined by taking into account the Allocated Value of the Allocated Value Well or Allocated Value Unit affected by the Title Benefit, the portion of such Allocated Value Well or Allocated Value Unit affected by the Title Benefit, the legal effect of such Title Benefit, the potential economic effect of the Title Benefit over the life of such Allocated Value Well or Allocated Value Unit affected by the Title Benefit, the values placed upon the Title Benefit by Transferring Party and Acquiring Party and such other reasonable factors as are necessary to make a proper valuation.

Notwithstanding anything to the contrary contained in this Section 4.7, in the event there is an unresolved dispute as of the Closing pursuant to Section 4.9 with respect to any Title Benefit properly asserted by Transferring Party, there shall be no adjustment at Closing to the Additional Consideration on account of such disputed Title Benefit, the Asset affected by such disputed Title Benefit shall be assigned to Acquiring Party at Closing notwithstanding the disputed Title Benefit, the disputed Title Benefit shall be resolved using the same procedure for the resolution of disputed Title Defects in Section 4.9, and, if such dispute has been resolved as of the date of the delivery of the Final Settlement Statement, the resolution of such dispute shall be reflected in the adjustments to the Additional Consideration after the Closing in the applicable Final Settlement Statement in accordance with Section 12.11.  In the event that such dispute has not been resolved as of the date of the delivery of the Final Settlement Statement, within five (5) business days after the resolution of such dispute any Party owing amounts to another Party shall pay such amount to such other Party in accordance with the resolution of such dispute.

Notwithstanding anything to the contrary contained in this Section 4.7, with respect to DRI as Transferring Party, the increase of any net revenue interest or decrease of any working interest (without a corresponding decrease in the net revenue interest) in any formation other than the Bakken Formation will not be considered a Title Benefit for purposes of this Section 4.7.

Section 4.8                       Title Defect and Title Benefit Deductibles.  Notwithstanding anything to the contrary, with respect to a Transferring Party’s Assets, (i) except as specified in subsection (ii) below, in no event shall there be any adjustments to the Additional Consideration or any other remedy provided by Transferring Party hereunder for any individual Title Defect or Title Benefit for which the value of such Title Defect or Title Benefit together with the value of any related Title Defects or Title Benefits, as applicable, that arise out of the same facts and circumstances does not exceed $25,000 (the “Title Deductible”), after which point Acquiring Party shall be entitled to remedies for such related Title Defects and related Title Benefits only to the extent that the value of such related Title Defects or related Title Benefits, as applicable are in excess of the Title Deductible and (ii) with respect to Title Defects related to the XTO CBM Wells, the Title Deductible shall be $25,000 with respect to all Title Defects on all XTO CBM Wells taken together, such that there shall be no adjustments to the Additional Consideration for any Title Defect related to the XTO CBM Wells except and to the extent the aggregate value of all Title Defects on all XTO CBM Wells taken together exceeds $25,000 in the aggregate.  For the avoidance of doubt, if Transferring Party indemnifies Acquiring Party for any Title Defect in accordance with Section 4.5A, then such Title Defect for which Transferring Party provides an indemnity pursuant to Section 4.5A will be counted for purposes of Section 9.5 and Section 10.5.

Section 4.9                       Title Dispute Resolution.  DRI and XTO shall attempt, in good faith, to reach agreement on each Title Defect, Title Benefit, and the value of each Title Defect and Title Benefit and the adequacy of any cure of any Title Defect (collectively “Title Disputes”) prior to the Closing Date.  If DRI and XTO are unable to agree on any Title Dispute on or before the Closing Date, then from and after the applicable Cure Deadline (in the case of a Title Dispute regarding a Title Defect) or the Closing Date (in the case of a Title Dispute regarding a Title Benefit), either Party shall have the right to elect, upon written notice to the other Party, to initiate arbitration to resolve such Title Dispute.  All Title Disputes shall be exclusively and finally resolved pursuant to this Section 4.9.  There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the state in which the Assets with the largest aggregate Allocated Value of all of the Assets in question are located (the “Title Arbitrator”).  The Title Arbitrator shall not have worked as an employee or outside counsel for either Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute.  The Title Arbitrator shall be selected by mutual agreement of DRI and XTO within fifteen (15) days after the election of a Party to utilize the provisions of this Section 4.9 with respect to a Title Dispute, or absent such agreement during the fifteen (15) day period, by the Dallas, Texas office of the AAA.  In connection with the engagement of the Title Arbitrator, each Party shall execute such engagement, indemnity and other agreements as the Title Arbitrator shall require as a condition to such engagement.  The place of arbitration shall be Dallas, Texas, and the arbitration shall be conducted in accordance with the AAA Rules to the extent such rules do not conflict with the terms of this Section 4.9.  The Title Arbitrator’s determination shall be made within thirty (30) days after submission of Title Disputes (but in no event later than the submission of the relevant Transferring Party’s Final Settlement Statement) and shall be final and binding upon both Parties, without right of appeal. In making his or her determination, the Title Arbitrator shall be bound by the rules set forth in Section 4.6, Section 4.7 and Section 4.8, as applicable, and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination.  The Title Arbitrator, however, may not award (i) Acquiring Party a greater value to a Title Defect than the value claimed by Acquiring Party in its applicable Title Defect Notice or (ii) Transferring Party a greater value to a Title Benefit than the value claimed by Transferring Party in the applicable Title Benefit Notice.  The Title Arbitrator shall act for the limited purpose of determining the value of specific Title Disputes submitted by either Party and the Title Arbitrator may not award damages (except as represented by the value of a Title Dispute), interest or penalties to either Party with respect to any Title Dispute.  DRI and XTO shall each bear its own legal fees and other costs of presenting its case to the Title Arbitrator, and shall each bear one-half of the costs and expenses of the Title Arbitrator.  Nothing herein shall operate to cause Closing to be delayed on account of any unresolved dispute pursuant to this Section 4.9 with respect to any Title Defect properly asserted by Acquiring Party or any Title Benefit properly asserted by Transferring Party.

Section 4.10                       Environmental Assessment.  Subject to Section 8.2, prior to the Defect Deadline, and upon reasonable prior notice to Transferring Party, Acquiring Party shall (i) have the right to enter upon the lands covered by Transferring Party’s Assets, inspect the same, and conduct such tests, examinations, investigations, and studies as Acquiring Party deems to be necessary or appropriate to determine the environmental condition of Transferring Party’s Assets (“Acquiring Party’s Environmental Assessment”); provided, however, except as described in the last sentence of this Section 4.10, Acquiring Party shall have no right to conduct invasive environmental testing on Transferring Party’s Assets, including a Phase II environmental assessment, without the consent of Transferring Party and (ii) have reasonable access to all environmental and permitting Records relating to the Assets.  Notwithstanding the foregoing, prior to the Defect Deadline, subject to consulting with and obtaining the prior consent of ExxonMobil, which consent shall not be unreasonably withheld, conditioned or delayed, DRI shall have the right to conduct invasive environmental testing on the Surface Interest, including a Phase II environmental assessment, in the event that a Phase I environmental assessment determines that a Phase II environmental assessment is reasonably advisable.

Section 4.11                       Environmental Defect Notice.  If Acquiring Party, in its sole discretion, determines, as a result of Acquiring Party’s Environmental Assessment, that there exists an Environmental Defect, Acquiring Party may notify Transferring Party in writing (such notice, an “Environmental Defect Notice”) of such Environmental Defect as soon as reasonably practical after its discovery, but in any event no later than the Defect Deadline.  All Environmental Defects not asserted by Acquiring Party by the Defect Deadline shall be deemed waived by Acquiring Party.  An “Environmental Defect” shall mean a condition that exists with respect to the air, land, soil, surface, subsurface strata, surface water, ground water or sediments which causes (or if brought to the attention of the applicable Governmental Authority or Governmental Authorities, would cause) an Asset of Transferring Party to be subject to fine or penalty, liability, clean-up or Remediation under any of the Environmental Laws.  To be effective, an Environmental Defect Notice shall be in writing, and shall include (a) a description of the asserted Environmental Defect, including the facts and basis under Environmental Laws for such asserted Environmental Defect, (b) the Assets affected by the Environmental Defect, (c) the Allocated Value of the Assets affected by the Environmental Defect, (d) the documentation concerning or supporting the asserted Environmental Defect and (e) an estimate of the cost of Remediation associated with the asserted Environmental Defect, including the information and computations (in reasonable detail) upon which Acquiring Party’s estimate is based.  Notwithstanding anything to the contrary, with respect to a Transferring Party’s Assets, in no event shall there be any adjustments to the Additional Consideration or any other remedy provided by Transferring Party hereunder for any individual Environmental Defect for which the value of such Environmental Defect does not exceed $25,000 (the “Environmental Deductible”), after which point Acquiring Party shall be entitled to remedies for such Environmental Defects only to the extent that the value of such Environmental Defects are in excess of the Environmental Deductible.

Section 4.12                       Remedies for Environmental Defects.  Transferring Party shall have the right, at its sole expense, until the Closing to Remediate any Environmental Defect.  In the event any Environmental Defect is Remediated to the reasonable satisfaction of Acquiring Party prior to Closing, any Asset affected by such Environmental Defect shall be assigned to Acquiring Party at Closing without any adjustment to the Additional Consideration on account of such Environmental Defect.  In the event an Environmental Defect is not Remediated to the reasonable satisfaction of Acquiring Party prior to Closing, Acquiring Party may elect, by delivering written notice to Transferring Party at least five (5) days prior to the Closing, to have Transferring Party assign the Assets affected by such Environmental Defect to Acquiring Party at Closing and adjust the Additional Consideration by an amount equal to the cost of Remediation.  If Acquiring Party fails to make such election, the Assets affected by such Environmental Defect shall be assigned to Acquiring Party at Closing and Transferring Party shall assume responsibility for the Remediation and indemnify the Acquiring Party Group against all Losses resulting from such Environmental Defect with respect to the Assets affected thereby unless Transferring Party elects, at least two (2) days prior to the Closing, to exclude the Assets affected by such Environmental Defect (in which case such Assets shall be deemed to be Excluded Assets hereunder) and adjust the Additional Consideration by an amount equal to the Allocated Value of such Assets.

A.    If Transferring Party elects to dispute the existence of an Environmental Defect or to dispute Acquiring Party’s estimate of the cost of Remediation, it shall, prior to Closing, notify Acquiring Party in writing, and shall, as applicable, identify (i) which Assets are the subject of the dispute; (ii) the facts and basis under Environmental Laws for disputing the existence of the asserted Environmental Defect; (iii) the documentation supporting Transferring Party’s dispute of the asserted Environmental Defect; and (iv) Transferring Party’s estimate of the cost of Remediation, if any, associated with the asserted Environmental Defect, including the information and computations on which Transferring Party’s estimate is based.  Any such dispute that is not resolved by the Parties prior to Closing shall be resolved in accordance with Section 4.12E.

B.    If Acquiring Party elects to have any Assets affected by an Environmental Defect assigned by Transferring Party to Acquiring Party and to adjust the Additional Consideration by an amount equal to the cost of Remediation of such Environmental Defect, then such Assets shall be assigned by Transferring Party to Acquiring Party at Closing and the Additional Consideration shall be adjusted by an amount which shall be determined as follows: (1) if Transferring Party does not elect to dispute the existence of such Environmental Defect or Acquiring Party’s estimate of the costs of Remediation of such Environmental Defect, the amount of such adjustment shall be Acquiring Party’s estimate of the cost of Remediation associated with such Environmental Defect and (2) if Transferring Party elects to dispute the existence of such Environmental Defect or Acquiring Party’s estimate of the costs of Remediation of such Environmental Defect, the amount of such adjustment shall be (i) the amount agreed upon by the Parties or (ii) if the Parties are unable to agree on the amount on or before the Closing Date, then the Additional Consideration shall not be adjusted at Closing on account of the asserted Environmental Defect and the Parties will thereafter submit the dispute to an Environmental Arbitrator in accordance with the dispute resolution process described in Section 4.12E.

C.    If Transferring Party elects to have any Assets affected by an Environmental Defect excluded from the transactions contemplated by this Agreement, then such Assets shall be deemed to be Excluded Assets hereunder and not assigned to Acquiring Party at Closing and the Additional Consideration shall be adjusted at Closing by an amount equal to the Allocated Value of such Assets; provided that if Transferring Party disputes the existence of any such Environmental Defect and establishes that no such Environmental Defect exists in accordance with Section 4.12E, then upon final resolution of such dispute such Assets will be assigned to Acquiring Party and Acquiring Party shall pay to Transferring Party the Allocated Value of such Assets, each in accordance with the terms of this Agreement.

D.    If Transferring Party elects to assume responsibility for the Remediation and indemnify Acquiring Party against all Losses resulting from such Environmental Defect with respect to the Assets affected thereby, then such Assets shall be assigned by Transferring Party to Acquiring Party at Closing without any adjustment to the Additional Consideration and such Environmental Defect shall be deemed to be a Retained Liability; provided that if Transferring Party disputes the existence of any such Environmental Defect and establishes that no such Environmental Defect exists in accordance with Section 4.12E, then upon final resolution of such dispute, such Environmental Defect shall no longer be deemed to be a Retained Liability.  Transferring Party hereby agrees to diligently pursue the Remediation of any Environmental Defect that is deemed to be a Retained Liability as promptly as possible following the Closing.

E.    DRI and XTO shall attempt, in good faith, to reach agreement regarding the existence of, nature of, or cost or adequacy of Remediation associated with any asserted Environmental Defect prior to the Closing Date.  If Transferring Party and Acquiring Party are unable to agree on or before the Closing Date about the existence of, nature of, or cost or adequacy of Remediation associated with the asserted Environmental Defect, then the Parties shall initiate arbitration to resolve such matters.  All such matters shall be exclusively and finally resolved pursuant to this Section 4.12E.  There shall be a single arbitrator, who shall be a reputable environmental consultant or engineer with at least ten (10) years' experience in corrective environmental action regarding oil and gas properties (the "Environmental Arbitrator").  The Environmental Arbitrator shall not have worked as an employee or consultant for either Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute.  The Environmental Arbitrator shall be selected by mutual agreement of DRI and XTO within fifteen (15) days after the election of a Party to utilize the provisions of this Section 4.12E with respect to an alleged Environmental Defect, or absent such agreement during the fifteen (15) day period, by the Dallas, Texas office of the AAA.  In connection with the engagement of the Environmental Arbitrator, each Party shall execute such engagement, indemnity and other agreements as the Environmental Arbitrator shall require as a condition to such engagement.  The place of arbitration shall be Dallas, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 4.12E.  The Environmental Arbitrator's determination, as applicable, shall be made within thirty (30) days after submission of the matters in dispute (but in no event later than the submission of the relevant Transferring Party’s Final Settlement Statement) and shall be final and binding upon the Parties, without right of appeal.  In making its determinations, the Environmental Arbitrator shall be bound by the provisions of this Article IV and may consider such other matters as, in the opinion of the Environmental Arbitrator, are necessary or helpful to make a proper determination.  The Environmental Arbitrator may consult with and engage disinterested third persons to advise the arbitrator, including other environmental consultants.  The Environmental Arbitrator shall act as an expert for the limited purpose of determining (1) the existence of or nature of an asserted Environmental Defect, and (2) as to a dispute about the cost of Remediation, which of the Parties’ estimates of the cost of Remediation should be accepted.  The Environmental Arbitrator may not award damages (except as represented by the value of an Environmental Defect), interest, or penalties to any Party with respect to any matter.  Transferring Party and Acquiring Party shall each bear its own legal fees and other costs of presenting its respective case and shall each bear one-half of the costs and expenses of the Environmental Arbitrator.

Section 4.13                       Casualty Losses; Condemnation.  If, prior to Closing, any of the Assets are substantially damaged or destroyed by fire, explosion, flood, hurricane, tornado, earthquake, acts of God or other casualty or is taken by condemnation or under right of eminent domain (“Casualty Defect”), the owner of such Assets shall notify Acquiring Party promptly after such event.  The owner of the Assets affected by the Casualty Defect shall have the right, but not the obligation, to cure any such Casualty Defect by repairing such damage or, in the case of personal property or fixtures, replacing the damaged Assets with equivalent items, no later than the Closing. If any Casualty Defects exist at Closing, Acquiring Party shall proceed to purchase the damaged Assets, and the Additional Consideration related to those Assets shall be adjusted by the aggregate reduction in value due to such Casualty Defect in accordance with Section 3.1, which value shall be determined by taking into account the Allocated Values of any Allocated Value Well or Allocated Value Unit to which such Asset relates.  Notwithstanding anything to the contrary contained in this Section 4.13 but subject to the last sentence of this Section 4.13, the owner of the Assets prior to the Closing affected by the Casualty Defect shall be entitled to retain all insurance proceeds, condemnation awards and any claims against other parties relating to any such Casualty Defect.  Notwithstanding anything to the contrary contained in this Section 4.13, the Friendswood Condemnation Matter shall be resolved in accordance with Section 7.12.

Section 4.14                       Condition of the Assets.  Acquiring Party acknowledges and agrees that, subject to the provisions of this Article IV and Articles V and XII, Acquiring Party shall acquire Transferring Party’s Assets (including such Assets for which a notice of an Environmental Defect is given pursuant to Section 4.11) in an “AS IS, WHERE IS” condition and shall assume all risks that such Assets may contain waste materials (whether toxic, hazardous, extremely hazardous or otherwise) or other adverse physical conditions, including, but not limited to, the presence of unknown abandoned wells, pumps, pits, pipelines or other waste or spill sites which may not have been revealed by Acquiring Party’s Environmental Assessment.  EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT (INCLUDING SECTION 4.12 AND ARTICLE XII) AND EXCEPT WITH RESPECT TO RETAINED LIABILITIES, UPON THE OCCURRENCE OF CLOSING, ALL RESPONSIBILITY AND LIABILITY RELATED TO SUCH CONDITIONS, WHETHER KNOWN OR UNKNOWN, FIXED OR CONTINGENT, SHALL BE TRANSFERRED FROM TRANSFERRING PARTY TO ACQUIRING PARTY WITHOUT RECOURSE AGAINST TRANSFERRING PARTY.  WITHOUT LIMITING THE FOREGOING, AT CLOSING, EXCEPT AS OTHERWISE SPECFICALLY PROVIDED FOR IN THIS AGREEMENT (INCLUDING SECTION 4.12 AND ARTICLE XII) AND EXCEPT WITH RESPECT TO RETAINED LIABILITIES, ACQUIRING PARTY WAIVES ITS RIGHT TO RECOVER FROM TRANSFERRING PARTY AND FOREVER RELEASES AND DISCHARGES THE TRANSFERRING PARTY GROUP AND AGREES TO DEFEND, INDEMNIFY AND HOLD TRANSFERRING PARTY GROUP HARMLESS FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEY’S FEES AND COSTS), WHETHER DIRECT OR INDIRECT, FORESEEN OR UNFORESEEN, THAT MAY ARISE OR MAY HAVE ARISEN PRIOR TO, ON OR AFTER THE EFFECTIVE TIME ON ACCOUNT OF OR IN ANY WAY CONNECTED WITH THE ENVIRONMENTAL OR OTHER PHYSICAL CONDITION OF TRANSFERRING PARTY’S ASSETS OR ANY VIOLATION BY TRANSFERRING PARTY, ACQUIRING PARTY OR ANY OTHER PARTY OF ANY APPLICABLE LEASE, CONTRACT OR OTHER INSTRUMENT (BUT ONLY TO THE

EXTENT SUCH RELATES TO THE ENVIRONMENTAL CONDITION OF SUCH ASSETS) OR OF ANY APPLICABLE EXISTING OR FUTURE ENVIRONMENTAL LAW, REGULATION, ORDER OR OTHER DIRECTIVE OF ANY GOVERNMENTAL OR JUDICIAL ENTITY, HAVING JURISDICTION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, THE ENVIRONMENTAL LAWS.    ACQUIRING PARTY IS AWARE THAT TRANSFERRING PARTY’S ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF OIL AND GAS AND THAT THERE MAY BE PETROLEUM, PRODUCED WATER, WASTES OR OTHER MATERIALS LOCATED ON OR UNDER THE LANDS COVERED BY TRANSFERRING PARTY’S LEASES (OR LANDS POOLED OR ASSOCIATED THEREWITH).  EQUIPMENT AND SITES INCLUDED IN TRANSFERRING PARTY’S ASSETS MAY CONTAIN ASBESTOS, HAZARDOUS SUBSTANCES OR NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”).  NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS.  THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON TRANSFERRING PARTY’S LEASES OR LANDS POOLED OR ASSOCIATED THEREWITH MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES, AND NORM-CONTAINING MATERIAL AND OTHER WASTES MAY HAVE BEEN BURIED, COME IN CONTACT WITH THE SOIL, OR OTHERWISE BEEN DISPOSED OF ON OR UNDER THE LANDS COVERED BY TRANSFERRING PARTY’S LEASES OR LANDS POOLED OR ASSOCIATED THEREWITH.  SPECIAL PROCEDURES MAY BE REQUIRED FOR THE REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF WASTES, ASBESTOS, HAZARDOUS SUBSTANCES AND NORM FROM TRANSFERRING PARTY’S ASSETS.  EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT (INCLUDING SECTION 4.12 AND ARTICLE XII) AND EXCEPT WITH RESPECT TO RETAINED LIABILITIES, IF CLOSING OCCURS, ACQUIRING PARTY SHALL ASSUME ALL LIABILITY FOR, AND PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS THE TRANSFERRING PARTY GROUP FROM, SUCH REMEDIATION, REMOVAL, TRANSPORTATION AND DISPOSAL.

Section 4.15                       Contiguous Interests.  Notwithstanding anything to the contrary contained in this Agreement or in the Assignment covering the transfer of the DRI Assets, (x) an increase in working interest or a decrease in net revenue interest, in each case from the working interest or net revenue interest set forth in Exhibit F-1 or Exhibit F-2, for any of the items identified as “PUDs” in Exhibit F-1 (the “PUDs”) or a DRI Non-Producing Unit, as applicable, shall not be treated as a Title Defect to the extent DRI can reasonably demonstrate that there is a corresponding decrease in working interest or increase in net revenue interest, in each case from the working interest or net revenue interest set forth in Exhibit F-1 or Exhibit F-2, as applicable, for one or more contiguous PUDs or DRI Non-Producing Units or other sections contiguous to the affected DRI Non-Producing Unit that are not included in a PUD or a DRI Non-Producing Unit (provided that this subsection (x) shall not apply to the extent any such decrease in working interest or increase in net revenue interest is already taken into account in the adjustment of the Additional Consideration in the form of a Title Benefit) and (y) a decrease in working interest or an increase in net revenue interest, in each case from the working interest or net revenue interest set forth in Exhibit F-1 or Exhibit F-2, for a PUD or a DRI Non-Producing Unit, as applicable, shall not be treated as a Title Benefit to the extent XTO can reasonably demonstrate that there is a corresponding increase in working interest or decrease in net revenue interest, in each case from the working interest or net revenue interest set forth in Exhibit F-1 or Exhibit F-2, as applicable, for one or more contiguous PUDs or DRI Non-Producing Units or other sections contiguous to the affected PUD or DRI Non-Producing Unit that are not included in a PUD or DRI Non-Producing Unit (provided that this subsection (y) shall not apply to the extent any such increase in working interest or decrease in net revenue interest is already taken into account in the adjustment of the Additional Consideration in the form of a Title Defect).

Section 4.16                       Assignment; Special Warranty of Title.  The transfer of the applicable Assets by Transferring Party to Acquiring Party shall be by special warranty of title, by, through and under Transferring Party, but not otherwise, by an assignment in substantially the form attached as Exhibit C-DRI or Exhibit C-XTO, as applicable (the “Assignment”).  Notwithstanding anything to the contrary contained in this Agreement or the applicable Assignment, the special warranty of title granted by Transferring Party contained in the applicable Assignment shall be construed such that (a) the special warranty contained therein shall apply (1) with respect to the Assignment covering the transfer of the DRI Assets, only to the DRI Producing Wells and the DRI Non-Producing Units (and not to any other DRI Assets) to the extent of the net revenue interest set forth in Exhibit F-1 and Exhibit F-2  (as such exhibits may be updated prior to Closing in accordance with Section 7.10) for each DRI Producing Well and DRI Non-Producing Unit to the extent not taken into account in the adjustment of the Additional Consideration as a Title Defect and (2) with respect to the Assignment covering the transfer of the XTO Assets, only to the XTO CBM Wells and the XTO Units (and not to any other XTO Assets) to the extent of the net revenue interest set forth in Exhibit F-3 and Exhibit F-4 (as such exhibits may be updated prior to Closing in accordance with Section 7.10) for each XTO CBM Well and XTO Unit to the extent not taken into account in the adjustment of the Additional Consideration as a Title Defect, (b) with respect to the Assignment covering the transfer of the DRI Assets, the decrease of any net revenue interest or increase of any working interest for any DRI Non-Producing Unit in any formation other than the Bakken Formation shall be deemed not to be a breach of the special warranty of title contained in such Assignment, (c) with respect to the Assignment covering the transfer of the DRI Assets, the matters described in Schedule 5.3-DRI shall be deemed not to be a breach of the special warranty of title contained in such Assignment and (d) the aggregate claim amount attributable to the effects of all breaches of the special warranty of title contained in such Assignment with respect to any Allocated Value Well or Allocated Value Unit shall not exceed the Allocated Value of such Allocated Value Well or Allocated Value Unit.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF TRANSFERRING PARTY

As of the date of this Agreement, each Party, in its capacity as a Transferring Party, makes to the other Party the following representations and warranties as to itself and its Assets:

Section 5.1                       Existence and Power.  Transferring Party is a limited liability company or corporation duly formed, validly existing and in good standing under the laws of its state of formation.  Transferring Party has the power and is authorized to enter into and perform this Agreement and the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement by Transferring Party, and the transactions contemplated by this Agreement, will not violate (i) any provision of the organizational documents of Transferring Party, (ii) except with respect to the agreements set forth on Schedule 5.1-DRI or Schedule 5.1-XTO, as applicable, and any maintenance of uniform interest provision contained in any Existing Contract, and assuming the receipt of all consents and the waiver of, or compliance with, all preferential purchase rights, any agreement or instrument to which Transferring Party is a party or by which Transferring Party or any of the Assets are bound, (iii) any judgment, order, ruling, or decree applicable to Transferring Party as a party in interest, or (iv) any law, rule or regulation applicable to Transferring Party or its Assets, except for any such violations other than (i) above that would not, individually or in the aggregate, have a Material Adverse Effect.  This Agreement constitutes a legal, valid and binding obligation of Transferring Party, enforceable in accordance with its terms.

Section 5.2                       Brokers.  Transferring Party has incurred no obligation or liability for brokers’ or finders’ fees relating to the matters provided for in this Agreement which will be the responsibility of Acquiring Party, and any such obligation or liability that might exist shall be the sole obligation of Transferring Party.

Section 5.3                       Claims and Litigation.  Except as set forth in Schedule 5.3-DRI or Schedule 5.3-XTO, as applicable, there are no legal or administrative proceedings, claims or investigations pending or, to Transferring Party’s Knowledge, threatened before any court or administrative body against Transferring Party or with respect to the ownership or operation of its Assets, which, if determined adversely to Transferring Party, would have a Material Adverse Effect.

Section 5.4                       Royalties.  To Transferring Party’s Knowledge, all bonuses, rentals, royalties, overriding royalty interests and other payments upon, measured by or payable out of production due by Transferring Party with respect to its Assets have been properly and fully paid except for such amounts as are being held in suspense as permitted pursuant to applicable Law or Existing Contracts or are being disputed in good faith.

Section 5.5                       Compliance.

A.    Transferring Party has, and to Transferring Party’s Knowledge, all applicable third party operators have, complied with the provisions and requirements of all laws, rules, regulations and orders applicable to the ownership and operation of its Assets, except for any failures to comply with laws, rules, regulations or orders that would not, individually or in the aggregate, have a Material Adverse Effect.

B.    Except as set forth on Schedule 5.5B-DRI or Schedule 5.5B-XTO, as applicable, all production and injection Wells of Transferring Party located on the DRI Assets or the XTO Assets, as applicable are, in all material respects, in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted, and are in compliance in all material respects with all applicable governmental requirements, including all applicable well integrity standards.

Section 5.6                       Material Contracts.  Schedule 5.6-DRI or Schedule 5.6-XTO, as applicable, contains a list of all Material Contracts relating to Transferring Party’s Assets.  With respect to such Material Contracts: (i) all such Material Contracts are the valid and legally binding obligations of Transferring Party, and to Transferring Party’s Knowledge, the other parties thereto and are enforceable in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditor’s rights generally, and by general equitable principles; (ii) Transferring Party is not in breach or default in any material respect of any of its obligations under any such Material Contract; and (iii) neither Transferring Party nor, to Transferring Party’s Knowledge, any other party to any such Material Contract has given or received written notice of any action to terminate, cancel, rescind or procure a judicial reformation of any such Material Contract or any provision thereof.

Section 5.7                       Marketing.  Except as set forth on Schedule 5.7-DRI or Schedule 5.7-XTO, as applicable, and except for preferential purchase rights, no Hydrocarbons produced from Transferring Party’s Assets are subject to a sales agreement (except contracts terminable without penalty by Transferring Party on not more than ninety (90) days’ notice), and no entity has any call upon, option to purchase or similar right under any agreement with respect to such Assets or to the production therefrom.  Except for imbalances, Transferring Party has not been nor will Transferring Party be obligated by virtue of any prepayment made under any production sales contract or any other contract containing a “take-or-pay” clause, or under any gas balancing, deferred production or similar arrangement to deliver oil, gas or other minerals produced from or allocated to any of such Assets at some future time without receiving full payment therefor at the time of delivery.  As of the Effective Time, there are no gas imbalances between Transferring Party and any third party with respect to such Assets, except for such imbalances set forth on Schedule 5.7-DRI or Schedule 5.7-XTO, as applicable.

Section 5.8                       Permits.  Transferring Party possesses all permits, licenses, certificates, consents, approvals, and other authorizations required by any Governmental Authority, and has made all required filings with any Governmental Authority, which are necessary for Transferring Party’s ownership and operation of its Assets, except where the failure to possess any such permits, licenses, certificates, consents, approvals or other authorizations or making any such required filings would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.9                       Preferential Purchase Rights and Consents to Assign.  Except for consents from Governmental Authorities, approvals of assignments that are customarily obtained after Closing and consents related to maintenance of uniform interest provisions in any Existing Contract, to Transferring Party’s Knowledge, the conveyance of Transferring Party’s Assets as contemplated by this Agreement is not subject to any consents to assign or preferential purchase rights except for those listed on Schedule 5.9-DRI or Schedule 5.9-XTO, as applicable.

Section 5.10                       AFEs.  As of the Effective Time, except for those listed on Schedule 5.10-DRI or Schedule 5.10-XTO, as applicable, there are no outstanding Authorities For Expenditures (“AFE”) to drill or rework any well or for capital expenditures with respect to Transferring Party’s Assets that have been proposed by any Person having authority to do so, other than wells already drilled and completed, that exceed $50,000 on an 8/8ths basis.

Section 5.11                       Environmental.

A.    With respect to the Assets, Transferring Party has neither entered into nor is a party (directly or as successor in interest) to, any agreement with, plea, diversion agreement or consent, order, decree or judgment of any Governmental Authority that (i) is in existence as of the date of this Agreement, (ii) is based on any Environmental Laws that relate to the present or future use of any of the Assets and (iii) requires any remediation or change in the present conditions of any of the Assets.

B.    Except as set forth on Schedule 5.11-DRI or Schedule 5.11-XTO, as applicable, as of the date of this Agreement, Transferring Party has not received written notice from any Governmental Authority or unaffiliated third party of any release, spill, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Assets that:  (i) interferes with or prevents compliance by Transferring Party with any Environmental Law or the terms of any license or permit issued pursuant thereto or (ii) gives rise to or results in any common law or other liability of Transferring Party.

Section 5.12                       Taxes.  Except as disclosed on Schedule 5.12-DRI or Schedule 5.12-XTO, as applicable (a) all material Asset Taxes that have become due and payable by Transferring Party (or any of its Affiliates) prior to the Closing Date have been paid; (b) all material Tax returns with respect to Asset Taxes that are required to be filed by Transferring Party (or any of its Affiliates) prior to the Closing Date have been filed (taking into account applicable filing extensions) and (c) there are no Liens on Transferring Party’s Assets for Taxes other than for Taxes not yet due and payable.

Section 5.13                       Tax Partnerships.  Except as set forth on Schedule 5.13-DRI or Schedule 5.13-XTO, as applicable, no transfer of any part of the Assets pursuant to this Agreement will be treated as a transfer of an interest in a partnership for United States federal income tax purposes, and, to the extent that a transfer of any part of the Assets pursuant to this Agreement is treated for United States federal income tax purposes as a transfer of an interest in a partnership, as set forth on Schedule 5.13-DRI or Schedule 5.13-XTO, as applicable, such partnership has or shall have in effect for the taxable year that includes the Closing Date provisions allowing Acquiring Party to make an election under Section 754 of the Code to adjust the basis of the subject partnership’s property as described in Sections 734 and 743 of the Code.

Section 5.14                       Payout Status.  To Transferring Party’s Knowledge, Schedule 5.14-DRI or Schedule 5.14-XTO, as applicable, sets forth the payout status as of the date set forth in such Schedule of each Asset subject to a reversion or other adjustment at some level of cost recovery or payout.

Section 5.15                       Ownership of the Leases, Wells and Units.  No Affiliate of a Transferring Party who is not a Party to this Agreement owns any direct right, title or interest in or to the DRI Leases, the DRI Wells, or the DRI Non-Producing Units, or the XTO Leases, the XTO Wells or the XTO Units, as applicable.

Section 5.16                       Plugging and Abandonment.  Except as set forth on Schedule 5.16-DRI or Schedule 5.16-XTO, as applicable, there are no Wells that constitute a part of the Assets (1) in respect of which any member of the Transferring Party Group has received an order from any Governmental Authority requiring that such Wells be plugged and abandoned, whether pursuant to an order of a Governmental Authority or otherwise, and which remain unplugged; or (2) that are neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Law, that have not been plugged and abandoned in accordance with applicable Law except, with respect to subsection (2), to the extent that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.17                       Transactions with Affiliates.  Except for this Agreement or as set forth on Schedule 5.17-DRI or Schedule 5.17-XTO, as applicable, neither Transferring Party nor any member of the Transferring Party Group has entered into any Existing Contract or other agreement with any other member of the Transferring Party Group that will affect the Assets or Acquiring Party from and after the Effective Time, except for any agreement that was entered into in the ordinary course of business and upon terms no less favorable to Acquiring Party, with respect to the Assets, than would be obtainable in a comparable arm’s length transaction with a Person that is not a member of the Transferring Party Group.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF ACQUIRING PARTY

As of the date of this Agreement, each Party, in its capacity as an Acquiring Party, makes to the other Party the following representations and warranties:

Section 6.1                       Existence and Power.  Acquiring Party is a limited liability company or corporation duly formed, validly existing and in good standing under the laws of its state of formation.  Acquiring Party has the power and is authorized to enter into and perform this Agreement and the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement by Acquiring Party, and the transactions contemplated by this Agreement, will not violate (i) any provision of the organizational documents of Acquiring Party, (ii) any agreement or instrument to which Acquiring Party is bound, (iii) any judgment, order, ruling, or decree applicable to Acquiring Party as a party in interest, or (iv) any law, rule or regulation applicable to Acquiring Party, except for any such violations other than (i) above that would not, individually or in the aggregate, have a Material Adverse Effect on the transactions contemplated by this Agreement.  This Agreement constitutes a legal, valid and binding obligation of Acquiring Party, enforceable in accordance with its terms.

Section 6.2                       Brokers.  Acquiring Party has incurred no obligation or liability for brokers’ or finders’ fees relating to the matters provided for in this Agreement which will be the responsibility of Transferring Party, and any such obligation or liability that might exist shall be the sole obligation of Acquiring Party.

Section 6.3                       Claims and Litigation.  Except as set forth in Schedule 5.3-DRI or Schedule 5.3-XTO, as applicable, there are no legal or administrative proceedings, claims or investigations pending or, to Acquiring Party’s Knowledge, threatened before any court or administrative body against Acquiring Party, which, if determined adversely to Acquiring Party, would have a Material Adverse Effect.

Section 6.4                       No Distribution.  Acquiring Party is acquiring Transferring Party’s Assets for Acquiring Party’s own account and not with the intent to make a distribution in violation of the Securities Act of 1933 as amended (and the rules and regulations pertaining thereto), or in violation of any other applicable securities laws, rules or regulations.

Section 6.5                       Knowledge and Experience.  Acquiring Party has (and had prior to negotiations regarding the acquisition of Transferring Party’s Assets) such knowledge and experience in the ownership and the operation of oil and gas properties and financial and business matters as to be able to evaluate the merits and risks of an investment in such Assets.  Acquiring Party is able to bear the risks of the acquisition of such Assets, and assumption of the obligations, in accordance with and as set forth in this Agreement, and understands the risks of, and other considerations relating to, the acquisition of such Assets.

Section 6.6                       Merits and Risks of an Investment in Transferring Party’s Assets.  Acquiring Party understands and acknowledges that:  (i) an investment in Transferring Party’s Assets involves certain risks; (ii) neither the United States Securities and Exchange Commission nor any federal, state or foreign agency has passed upon such Assets or made any findings or determination as to the fairness of an investment in such Assets or the accuracy or adequacy of the disclosures made to Acquiring Party; and (iii) except as set forth in Article XV in its capacity as an Acquiring Party or a Transferring Party, Acquiring Party is not entitled to cancel, terminate or revoke this Agreement.

Section 6.7                       Accredited Investor.  Acquiring Party is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky laws or any other applicable securities laws.

Section 6.8                       Financial Resources.  Acquiring Party has cash on hand, and will have cash on hand at the Closing, to consummate the transactions contemplated hereunder and otherwise perform its obligations under this Agreement, including, in the case of XTO, to enable it to pay the Additional Consideration.

ARTICLE VII
PRE-CLOSING OBLIGATIONS OF TRANSFERRING PARTY

Section 7.1                       Operations.  From the date of this Agreement until Closing (the “Interim Period”), except for emergency operations or as provided on Schedule 7.1-DRI or Schedule 7.1-XTO or unless otherwise consented to in writing by Acquiring Party (such consent not to be unreasonably withheld, conditioned or delayed), Transferring Party shall: (i) operate, or if Transferring Party is not the operator, use reasonable efforts to ensure that the operator operates, its Assets as a reasonably prudent operator; (ii) act with respect to its Assets in good faith and in the ordinary course of business consistent with past practices as if its Assets were not being sold to Acquiring Party; (iii) exercise reasonable diligence in safeguarding and maintaining secure and confidential all geological and geophysical maps, confidential reports and data in its possession relating to its Assets; (iv) not transfer, sell, hypothecate, encumber, abandon or otherwise dispose of any of its Assets and not solicit, entertain or encourage offers from third parties regarding the same (other than (a) as required in connection with the exercise by third parties of preferential rights to purchase any of its Assets, (b) the sale of production produced from or allocated to its Assets in the ordinary course of business, or (c) as permitted by the applicable Existing Contracts); (v) not terminate or amend in any material respect the terms of any Material Contract, unless such Material Contract terminates pursuant to its stated terms; (vi) subject to Section 7.12, not settle any suit or litigation or waive any material claims or rights of material value, in each case, attributable to its Assets and affecting the period after the Effective Time, and shall provide Acquiring Party with updates of material developments in any material litigation matter relating to the Assets (except to the extent any such update could result in the disclosure of information protected by the attorney-client privilege); (vii) not voluntarily relinquish its position as operator with respect to any of its Assets that Transferring Party operated as of the date of this Agreement; (viii) not extend any statute of limitations applicable to any Asset Taxes or agree to any extension of time with respect to any Tax assessment or Tax deficiency, in each case, with respect to any Asset Taxes attributable to any period after the Effective Time; and (ix) not commit to do any of the matters described in provisions (v) through (ix) above.  In addition, from and after the date on which the required approval is received (or, if earlier, the date on which all applicable waiting periods and any extensions thereof have expired) under the HSR Act with respect to the transactions contemplated hereby until the Closing, except for emergency operations or as provided on Schedule 7.1-DRI or Schedule 7.1-XTO, Transferring Party shall obtain Acquiring Party’s consent (such consent not to be unreasonably withheld, conditioned or delayed) with respect to all AFEs over $50,000 on an 8/8ths basis.

Section 7.2                       Notices to Holders of Preferential Purchase Rights.  With respect to each preferential purchase right shown on Schedule 5.9-DRI or Schedule 5.9-XTO, as applicable, within ten (10) business days of the execution of this Agreement, Transferring Party shall send to the holder of such right a notice offering to sell to such holder, in accordance with the contractual provisions applicable to such right, those of its Assets covered by such right on substantially the same terms as this Agreement and for (x) the portion of the Exchange Consideration allocated to such Asset (other than the Surface Interest) in Exhibit F-1, Exhibit F-2, Exhibit F-3, Exhibit F-4 or Exhibit F-5, as applicable, or (y) with respect to the preferential purchase right shown on Schedule 5.9-XTO applicable to the Surface Interest, an amount equal to the number of surface acres to which such preferential purchase right applies multiplied by $5,000 per acre.

Section 7.3                       Exercise of Preferential Purchase Rights.  If, prior to Closing, any holder of a preferential purchase right notifies Transferring Party that it intends to consummate the purchase of its Assets to which its preferential purchase right applies, then those Assets shall be excluded from the Assets to be conveyed to Acquiring Party under this Agreement, and the Additional Consideration shall be adjusted by (w) the Allocated Value of such Assets (other than the Surface Interest) in Exhibit F-1, Exhibit F-2, Exhibit F-3, Exhibit F-4 or Exhibit F-5, as applicable, or (x) with respect to the preferential purchase right shown on Schedule 5.9-XTO applicable to the Surface Interest, an amount equal to the number of surface acres to which such preferential purchase right applies multiplied by $5,000 per acre, in each case in accordance with Section 3.1; provided, however, that if the holder of such preferential right fails to consummate the purchase of the Assets covered by such right in accordance with and in the time period allotted by the contractual provisions applicable to such right, then Transferring Party shall promptly so notify Acquiring Party in writing, and within fifteen (15) days after Acquiring Party’s receipt of such notice from Transferring Party, Transferring Party shall sell to Acquiring Party, and Acquiring Party shall purchase from Transferring Party, for a price equal to (y) the portion of the Exchange Consideration allocated to such Assets in Exhibit F-1, Exhibit F-2, Exhibit F-3, Exhibit F-4 or Exhibit F-5, as applicable, with respect to the Assets (other than the Surface Interest) to which the preferential purchase right applies or (z) with respect to the preferential purchase right shown on Schedule 5.9-XTO applicable to the Surface Interest, an amount equal to the number of surface acres to which such preferential purchase right applies multiplied by $5,000 per acre (or such amount shall be included as an adjustment to the Additional Consideration in the Final Settlement Statement, if resolved timely), in each case upon the other terms of this Agreement.  All Transferring Party’s Assets (i) that are subject to a preferential purchase right, (ii) for which such preferential purchase right has not been asserted by the holder of such right prior to Closing, and (iii) for which the waiting period under the applicable preferential purchase right has not expired, shall be sold to Acquiring Party at Closing pursuant to the provisions of this Agreement.  If one or more of the holders of any such preferential purchase rights notifies Transferring Party subsequent to Closing that it intends to assert its preferential purchase right, Transferring Party shall give notice thereof to Acquiring Party, whereupon Acquiring Party shall satisfy all such preferential purchase right obligations of Transferring Party to such holders and Acquiring Party shall be entitled to receive (and Transferring Party hereby assigns to Acquiring Party all of Transferring Party’s rights to) all proceeds received from such holders in connection with such preferential purchase rights and Acquiring Party shall indemnify and hold harmless Transferring Party Group from and against any and all claims, liabilities, losses, costs and reasonable attorneys’ fees in connection therewith.

Section 7.4                       Consents to Assign.  Prior to Closing, Transferring Party shall send to each holder of a right to consent to assignment pertaining to its Assets and the transactions contemplated hereby set forth in Schedule 5.9-DRI or Schedule 5.9-XTO, as applicable, a notice seeking such holder’s consent to the transactions contemplated hereby.  If Transferring Party fails to obtain such consent prior to Closing and the failure to obtain such consent would cause (i) the assignment to Acquiring Party of the Assets affected thereby to be void, or (ii) the termination of a Lease or Existing Contract under the express terms thereof, or if a consent otherwise requested by Transferring Party is denied in writing, then, unless Acquiring Party otherwise elects in writing prior to Closing, that portion of such Asset shall be excluded from the Assets to be assigned to Acquiring Party, and the Additional Consideration shall be adjusted by the Allocated Value of that portion of such Assets in accordance with Section 3.1.  If such a consent (with respect to an Asset excluded pursuant to this Section 7.4) that was not obtained prior to Closing is obtained within sixty (60) days following Closing, then within ten (10) days after such consent is obtained, Acquiring Party shall acquire such portion of such Asset that was so excluded and pay to Transferring Party the amount by which the Additional Consideration was adjusted with respect to such portion of such Asset and Transferring Party shall assign to Acquiring Party such portion of such Asset (or such amount shall be included as an adjustment to the Additional Consideration in the Final Settlement Statement, if resolved timely).  If Transferring Party fails to obtain a required consent set forth in Schedule 5.9-DRI or Schedule 5.9-XTO, as applicable, prior to Closing and (a) the failure to obtain such consent would not cause (1) the assignment to Acquiring Party of the Asset affected thereby to be void or (2) the termination of a Lease under the express terms thereof or if a consent otherwise requested by Transferring Party is not denied in writing, or (b) Acquiring Party does not elect to exclude the portion of the Asset affected thereby pursuant to the second sentence of this Section 7.4, then  the portion of the Asset subject to such failed consent shall be assigned by Transferring Party to Acquiring Party at Closing and Acquiring Party shall have no claim against, and Transferring Party shall have no liability for, the failure to obtain such consent and Acquiring Party shall indemnify and hold harmless Transferring Party Group from and against any and all claims, liabilities, losses, costs and reasonable attorneys’ fees in connection therewith.  In addition, in the event Transferring Party identifies a maintenance of uniform interest provision in any Existing Contract that may be affected by the transactions contemplated by this Agreement, Transferring Party and Acquiring Party will reasonably cooperate with each other to reach an agreement on the Parties’ preferred approach regarding compliance with such provision.

Section 7.5                       Cooperation.  Transferring Party will reasonably cooperate with Acquiring Party to assist Acquiring Party in carrying out the agreements of Acquiring Party as set forth in Article VIII below.

Section 7.6                       Defaults.  Each Party shall give prompt written notice to the other Party of any breach of any representation, warranty, covenant or other agreement of such first Party subsequent to the date of this Agreement and prior to the Closing that would cause a failure of any of the conditions to Closing of the other Party contained herein.

Section 7.7                       Consent of Lenders.  DRI shall use commercially reasonable efforts to obtain, or cause its Affiliate to obtain, the consent of the lenders under the DRI Credit Agreement to the execution of this Agreement and the consummation of the transactions contemplated hereby as and to the extent required under the DRI Credit Agreement.

Section 7.8                       Employment Matters.  From and after the date hereof, Transferring Party will assist Acquiring Party in Acquiring Party’s efforts to hire certain of Transferring Party’s field level employees whose duties relate to the operation of Assets to effectuate a smooth transition of the operation of the Assets by Acquiring Party.  Within ten (10) business days from the date hereof, Transferring Party will provide Acquiring Party with a list (the “Available Employees List”) of the field level employees of Transferring Party and its Affiliates (the “Available Employees”) available for employment with Acquiring Party, which will include the following data: name, job title, salary or wage, bonus eligibility, vacation eligibility, and start date.  For the avoidance of doubt, if Transferring Party does not include an employee of Transferring Party or its Affiliates in the Available Employees List, then Acquiring Party will not, unless acting in accordance with Transferring Party’s prior written consent, solicit, encourage or otherwise induce any such employee to leave the employment of Transferring Party or become an employee of Acquiring Party in accordance with Section 12.18.  Acquiring Party shall provide offers of employment to the Available Employees on the Available Employees List that Acquiring Party desires to hire, with each offer stipulating the date for commencement of work (the “Hire Date”).  Acquiring Party shall provide Transferring Party with notice of the names of those Available Employees to whom Acquiring Party has made employment offers promptly after making such offers.  The Available Employees that Acquiring Party hires as of the Hire Date are referred to as the “New Employees.”  No Available Employee shall become a New Employee unless he or she (a) accepts Acquiring Party’s offer of employment under the terms provided in Acquiring Party’s offer, (b) passes any required pre-employment screening required by Acquiring Party and (c) on the Hire Date, is actively at work.  Acquiring Party makes no representation as to how it will staff the Assets and nothing in this Agreement shall require or be construed or interpreted as requiring Acquiring Party to offer employment to any employee of Transferring Party or to continue the employment of any employee of Transferring Party (including any New Employees) following their respective Hire Date, or to prevent Acquiring Party thereof from changing the terms and conditions of employment (including compensation and benefits) of any of its employees (including any New Employees) following their respective Hire Dates.  Prior to the Hire Date, if any, of an Available Employee, Transferring Party shall have the right to control and direct such Available Employee as to the performance of duties and as to the means by which such duties are performed, including the right to terminate the employment of any Available Employee.  Transferring Party shall fully and timely inform Acquiring Party of and consult Acquiring Party with respect to, all employment, benefit, workplace and performance matters relating to Available Employees prior to the Available Employees’ respective Hire Dates that, in the reasonable judgment of Transferring Party’s management, could have a material impact on Acquiring Party prior to taking any actions or making any decisions with respect to such matters, subject to applicable Law.  Notwithstanding any other provisions of this Agreement, the provisions of this Section 7.8 are not intended to and shall not create or confer any third-party beneficiary rights respecting any Available Employee or New Employee.

Section 7.9                       Satisfaction of Closing Conditions.  Transferring Party shall use its commercially reasonable efforts to satisfy all of the conditions to Closing of Acquiring Party contained in Article IX.

Section 7.10                       Updated Exhibits.  Prior to the Closing, Transferring Party shall update Exhibit A-1-DRI, Exhibit A-2-DRI, Exhibit A-1-XTO, Exhibit A-2-XTO, Exhibit B-1-DRI, Exhibit B-2-DRI, Exhibit B-3-DRI, Exhibit B-1-XTO, Exhibit B-2-XTO, Exhibit F-1, Exhibit F-2, Exhibit F-3 and Exhibit F-4, as applicable, to incorporate any additional information available to such Transferring Party regarding the DRI Leases, the DRI Wells, the DRI Non-Producing Units, the XTO Leases, the XTO Units and the XTO Wells, as applicable, to be listed therein by delivering written notice of such updated Exhibits to Acquiring Party no later than two (2) business days prior to the Closing.  If Acquiring Party consents in writing to such updated Exhibits as of the Closing Date (which may be granted or withheld in its sole discretion), such Exhibits shall be deemed updated for purposes of this Agreement and the Assignment.

Section 7.11                       Delivery of Copies of Material Contracts and Environmental Reports.  Promptly following the execution of this Agreement, but in no event later than the fourteenth (14th) day following the execution of this Agreement, Transferring Party shall make available to Acquiring Party true, correct and complete copies of all Material Contracts.  Promptly following the execution of this Agreement, but in no event later than the tenth (10th) day following the execution of this Agreement, Transferring Party shall provide true, correct and complete copies of all material written reports prepared by a third party on behalf of Transferring Party or its Affiliates with respect to the environmental condition of any of the Assets.

Section 7.12                       Condemnation Matter.  With respect to the Friendswood Condemnation Matter, XTO agrees that it shall (i) use commercially reasonable efforts to actively pursue a resolution of such matter, the completion of any obligations in any agreement reached with respect thereto and the completion of the matters described in Schedule 7.1 relating to Phase 1 of the Friendswood Condemnation Matter, (ii) keep DRI informed regarding such matter and shall furnish to DRI copies of any notices, correspondence, filings or other written communication received by XTO from the Texas Department of Transportation (“TxDOT”) or any other Governmental Authority related to such matter, (iii) permit DRI to review and incorporate DRI’s reasonable comments in any communication or filing given, delivered or filed by it to TxDOT or any other Governmental Authority with respect to such matter and (iv) give DRI reasonable prior notice of, and an opportunity to participate in, any meeting or proceeding with TxDOT or any other Governmental Authority with respect to such matter.  In addition, XTO shall obtain DRI’s written consent prior to entering into any agreement or settlement with TxDOT or any other Governmental Authority with respect to the Friendswood Condemnation Matter.  In addition, all condemnation awards received and any rights, claims or causes of action of ExxonMobil (or any of its Affiliates) relating to the Friendswood Condemnation Matter shall be transferred to DRI at the Closing (and if any such awards are received following the Closing, shall be promptly paid over to DRI upon receipt).

Section 7.13                       Ringwood Agreements.  Prior to Closing (and in no event later than two (2) business days prior to Closing), XTO shall cause Ringwood Gathering Company, an Affiliate of XTO (“Ringwood”), to transfer, assign and convey to XTO Energy all of its right, title and interest in and to the XTO Leases, the XTO Wells, the XTO Units and any other properties and assets listed in subsections A-H of the definition of XTO Assets, using forms of assignment reasonably acceptable to DRI.  In addition, unless DRI provides written notice to XTO no later than five (5) business days prior to Closing that it desires to keep the Ringwood Agreements in place, prior to Closing (and in no event later than two (2) business days prior to Closing), XTO shall cause the Ringwood Agreements to be terminated in full and shall take any other action necessary to reflect such termination in any relevant real property records (including, if necessary, the filing of any memorandum indicating that such agreements have been terminated).

Section 7.14                       Certain Agreements.  Each of the Parties shall use commercially reasonable efforts to agree upon the form of, and enter into at Closing, (a) a Transition Services Agreement in substantially the form attached hereto as Exhibit D with respect to the Assets being assigned by each Transferring Party at Closing pursuant to which Transferring Party will agree to provide certain transition services on behalf of Acquiring Party relating to such Assets and (b) a Joint Use Agreement in a form to be agreed upon by the Parties with respect to the DRI Assets and the Excluded Depth Assets pursuant to which the Parties will set forth certain rights and obligations regarding the use of the DRI Assets and the Excluded Depth Assets.  In addition, DRI and XTO Energy shall use commercially reasonable efforts to agree upon definitive documentation regarding the sale of capacity on the Enbridge pipeline that will service a portion of the DRI Assets to be effective as of the Closing.

ARTICLE VIII
PRE-CLOSING OBLIGATIONS OF ACQUIRING PARTY

Section 8.1                       Return of Data.  Acquiring Party agrees that if this Agreement is terminated for any reason whatsoever, Acquiring Party shall promptly return to Transferring Party or destroy all information and data furnished to any member of the Acquiring Party Group by Transferring Party Group in connection with this Agreement or Acquiring Party’s investigation of Transferring Party’s Assets, and Acquiring Party for itself and each member of the Acquiring Party Group agrees not to retain any copies of such information or data.  In the event of such termination, no later than the date that is fifteen (15) days following such termination, Acquiring Party shall deliver to Transferring Party a certificate specifying that Acquiring Party has returned or destroyed all such information or data pursuant to this Section 8.1.  Notwithstanding the foregoing, (i) one copy of any such information may be retained by the Acquiring Party solely for the purpose of defending or prosecuting claims arising from this Agreement or the transactions contemplated hereby, (ii) Acquiring Party shall not be deemed to have retained or failed to destroy any such information which is contained on servers or back-up sources if such information is deleted from local hard drives and no attempt is made to recover such information from such servers or back-up sources, and (iii) Acquiring Party may retain any such information required by applicable Law including stock exchange regulations or by governmental order, decree regulation or rule,

Section 8.2                       Indemnity Regarding Access.  Acquiring Party agrees to indemnify, defend and hold harmless each member of the Transferring Party Group, from and against any and all Losses arising out of or relating to the access of any member of the Acquiring Party Group to Transferring Party’s Assets and Records and other related information as permitted under this Agreement, EVEN IF SUCH LOSSES ARISE OUT OF OR RELATE TO, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, A MEMBER OF THE ACQUIRING PARTY GROUP, EXCEPT TO THE EXTENT SUCH LOSSES RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE TRANSFERRING PARTY GROUP.

Section 8.3                       Cooperation.  Acquiring Party will reasonably cooperate with Transferring Party to assist Transferring Party in carrying out the agreements of Transferring Party as set forth in Article VII above.

Section 8.4                       Sale of CO2 Assets.

A.    Each of the Parties agrees to negotiate in good faith, or cause its Affiliates to negotiate in good faith, to reach an agreement on, and if agreed upon, execute as soon as reasonably practicable, definitive documents for the acquisition by DRI or any of its Affiliates of a real property interest in ExxonMobil’s (or its Affiliate’s) carbon dioxide assets relative to the LaBarge Madison development reserve and facilities located in LaBarge, Wyoming.   ExxonMobil and DRI acknowledge that, other than an agreement to negotiate in good faith with each other regarding these general parameters, no enforceable agreement has been reached regarding any matter relating to the LaBarge Field or its CO2 assets.

B    In the event that the Parties fail to reach mutual agreement as described in Section 8.4A hereof by the date of Closing of the exchanges described in this Agreement, then ExxonMobil and DRI agree to negotiate in good faith to reach an agreement on, and if agreed upon, execute as soon as reasonably practicable, amendments to that certain Carbon Dioxide Sale and Purchase Agreement (the “Grieve CO2 PSA”) dated February 1, 2011 between ExxonMobil Gas & Power Marketing Company and Elk Petroleum (predecessor-in-interest to DRI), pursuant to which such Grieve CO2 PSA shall be amended to provide (a) an increase in DCQ of 15 MMCF per day from January 1, 2015 (the “Start Date”) until January 31 2022 (the “End Date”) at the Delivered Price of 0.013 * Oil Price Factor  (as defined in the Grieve CO2 PSA), (b) for the required purchase by DRI from the Start Date to the End Date of any volumes of CO2 from LaBarge in excess of the Buyer’s DCQ up to a maximum of 50 MMCF per day (the “Additional Required Volumes”); for the sake of clarity, the Additional Required Volumes exclude all CO2 volumes which ExxonMobil is obligated to supply under firm supply arrangements with other buyers of CO2, (c) clarification that such Additional Required Volumes may be used by DRI at any of its EOR fields or EOR facilities that DRI may elect, (d) that the Delivered Price for such Additional Required Volumes to be paid by DRI shall be equal to 0.0085 * Oil Price Factor, (e) clarification that the Start Date shall be delayed for a reasonable, but limited, period in the event that it becomes clear that (i) DRI’s pipelines and related facilities necessary to flood the Hartzog Draw Unit will not  be commissioned by the Start Date, and/or (ii) DRI is unable to enter into a transportation and interconnect agreement to transport the Additional Required Volumes prior to the Start Date, and (f) such amendments to otherwise reflect terms and conditions mutually agreed upon by the Parties.  For the sake of clarity, these amendments will not abrogate any other rights or obligations in the existing Grieve CO2 PSA, nor will they limit ExxonMobil's ability in any way whatsoever to meet its contractual obligations to other buyers of CO2 from ExxonMobil in the Wyoming region. ExxonMobil and DRI acknowledge that, other than an agreement to negotiate in good faith with each other regarding such amendments, no enforceable agreement has been reached regarding any matter relating to the Grieve CO2 PSA.

Section 8.5                       HSR Act.  No later than thirty (30) business days following the execution of this Agreement, the Parties shall make all premerger notification filings required, if any, under the HSR Act and other comparable laws. Each Party shall: (i) cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any premerger notification rules; (ii) furnish the other Party with copies of any notices, correspondence or other written communication received by it from any Governmental Authority relating to such filings; (iii) permit the other Party to review and incorporate the other Party’s reasonable comments in any communication given by it to any Governmental Authority in a manner that protects attorney-client or attorney work product privilege; and (iv) give the other Party reasonable prior notice of, and an opportunity to participate, if it intends to participate in any meeting with any Governmental Authority with respect to such filings. Each Party shall each use commercially reasonable efforts to obtain all consents required under the antitrust Laws, and shall cooperate fully with the other Party and its officers, directors, employees, agents, counsel, accountants and other designees. Each Party shall promptly make any supplemental submissions required of it and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. The Parties shall request early termination of the HSR Act waiting period.  Notwithstanding anything in this Agreement to the contrary, in no event will either Party be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action to obtain early termination of the HSR Act waiting period or a consent order issued by or from the applicable Governmental Authorities that, in the reasonable judgment of the Party, could be expected to limit the right of the Party to own or operate all or any portion of its businesses or assets.

Section 8.6                       Bonds and Credit Support.  Acquiring Party acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Transferring Party Group with Governmental Authorities and relating to Transferring Party’s Assets are transferable to Acquiring Party.  At or prior to Closing, Acquiring Party shall deliver to Transferring Party evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements (if any) of such authorities to own and/or operate Transferring Party’s Assets.

Section 8.7                       Satisfaction of Closing Conditions.  Acquiring Party shall use its commercially reasonable efforts to satisfy all of the conditions to Closing of Transferring Party contained in Article X.

ARTICLE IX
ACQUIRING PARTY’S CONDITIONS TO CLOSING

The obligations of each Party, in its capacity as an Acquiring Party, to consummate the transactions provided for herein are subject, at the option of such Acquiring Party, to the fulfillment by the applicable Transferring Party or waiver by such Acquiring Party, on or prior to the Closing Date of each of the following conditions:

Section 9.1                       Representations.  The representations and warranties of Transferring Party set forth in Article V shall be true and correct in all respects (without regard to materiality or Material Adverse Effect qualifiers) on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect.

Section 9.2                       Performance.  Transferring Party shall have performed or complied in all material respects with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Transferring Party is required prior to or at the Closing Date.

Section 9.3                       No Legal Proceedings.  No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement.

Section 9.4                       Closing Deliverables.  Transferring Party shall have delivered (or be ready, willing and able to deliver at Closing) to Acquiring Party the documents, which are recordable and acceptable to the county clerk, and other items required to be delivered by Transferring Party pursuant to Section 11.2.

Section 9.5                       Value of Defects, Casualty Losses and Consents.

A.    With respect to DRI’s Assets, the Excluded Property Value calculated as of the Closing Date shall be less than $400,000,000.

B.    With respect to XTO’s Assets, the Excluded Property Value calculated as of the Closing Date shall be less than $80,000,000.

Section 9.6                       HSR Act.  If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions hereby shall have expired, notice of early termination shall have been received or a consent order issued (any such consent order in form and substance satisfactory to Acquiring Party) by or from the applicable Governmental Authorities.

ARTICLE X
TRANSFERRING PARTY’S CONDITIONS TO CLOSING

The obligations of each Party, in its capacity as a Transferring Party, to consummate the transactions provided for herein are subject, at the option of such Transferring Party, to the fulfillment by the applicable Acquiring Party or waiver by such Transferring Party on or prior to the Closing Date of each of the following conditions:

Section 10.1                       Representations.  The representations and warranties of Acquiring Party set forth in Article VI shall be true and correct in all respects (without regarding to materiality or Material Adverse Effect qualifiers) on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect.

Section 10.2                       Performance.  Acquiring Party shall have performed or complied in all material respects with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Acquiring Party is required prior to or at the Closing Date.

Section 10.3                       No Legal Proceedings.  No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin or declare illegal the transactions contemplated by this Agreement.

Section 10.4                       Closing Deliverables.  Acquiring Party shall have delivered (or be ready, willing and able to deliver at Closing) to Transferring Party the documents, which are recordable and acceptable to the county clerk, and other items required to be delivered by Acquiring Party pursuant to Section 11.2.

Section 10.5                       Value of Defects, Casualty Losses and Consents.

A.    With respect to DRI’s Assets, the Excluded Property Value calculated as of the Closing Date shall be less than $400,000,000.

B.    With respect to XTO’s Assets, the Excluded Property Value calculated as of the Closing Date shall be less than $80,000,000.

Section 10.6                       HSR Act.  If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions hereby shall have expired, notice of early termination shall have been received or a consent order issued (any such consent order in form and substance satisfactory to Transferring Party) by or from the applicable Governmental Authorities.

Section 10.7                       Consent of Lenders.  DRI or its Affiliate shall have received the consent of the lenders under the DRI Credit Agreement to the consummation of the transactions contemplated hereby as and to the extent required under the DRI Credit Agreement.

ARTICLE XI
CLOSING

Section 11.1                       Time and Place of Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall be held on or before November 30, 2012 (the “Targeted Closing Date”), or if all conditions to Closing in Articles IX and X have not yet been satisfied or waived by the Targeted Closing Date, then three (3) business days after such conditions have been satisfied or waived, or such other date as the Parties may agree upon in writing, but in no event later than January 31, 2013 (the “Outside Date”), at DRI’s offices or such other place as the Parties may agree.  The date the Closing occurs shall be the “Closing Date.”

Section 11.2                       Closing Obligations.  At Closing:

A.    Transferring Party and Acquiring Party shall execute, acknowledge and deliver to the other Party the applicable Assignment dated as of the Closing Date but to be effective as of the Effective Time, which will convey to Acquiring Party title to Transferring Party’s Assets, and deliver possession thereof to Acquiring Party; provided that (i) the Assignment conveying title to the DRI Assets will convey title to XTO Energy and not to ExxonMobil unless XTO provides written instructions no later than five (5) business days prior to Closing clarifying to which Party or Parties such DRI Assets should be assigned at Closing, in which case DRI shall assign the DRI Assets pursuant to one or more Assignments to the Party or Parties specified in such written instructions, (ii) title to the Surface Interest will be conveyed from ExxonMobil to DRI pursuant to the Deed and (iii) DRI will acquire a leasehold interest in the O&G Fee Interests from ExxonMobil pursuant to the Oil and Gas Lease.

B.    Each Party shall deliver to the other Party a non-foreign entity affidavit dated as of the Closing Date substantially in the form of Exhibit E.

C.    Each Party shall deliver to the other Party a certificate dated as of the Closing Date specifying that the conditions set forth in Sections 9.1, 9.2, 10.1 and 10.2 have been fulfilled by the Party delivering such certificate, and, if applicable, any exceptions to such conditions that have been waived by the Party delivering such certificate.

D.    Each of ExxonMobil and DRI shall execute and deliver to the other the Deed (the “Deed”) in substantially the form attached hereto as Exhibit H, which will convey title to all surface rights of ExxonMobil in the Webster Unit not transferred to DRI in the applicable Assignment at Closing (the “Surface Interest”).

E.    Each Party, as a Transferring Party, shall provide to Acquiring Party a list showing the value of all net proceeds from production attributable to such Transferring Party’s Assets that are held in suspense as of Closing pursuant to Section 12.12.

F.    Each Party shall execute such other instruments, including change of operator forms and letters in lieu and take such other action as may be necessary or advisable to carry out its obligations under this Agreement.

G.    DRI will deliver releases of all mortgages or other security interests in the DRI Assets entered into pursuant to the DRI Credit Agreement, including with respect to those mortgages and security interests listed on Schedule 11.2G.

H.    Each of ExxonMobil and DRI shall execute and deliver to the other the Oil and Gas Lease (the “Oil and Gas Lease”) in substantially the form attached hereto as Exhibit I, which will convey a leasehold interest in all fee oil, gas (including carbon dioxide) and other hydrocarbons in the Webster Unit (but will not include other minerals specifically reserved to ExxonMobil in the Oil and Gas Lease) not transferred to DRI in the applicable Assignment at Closing (the “O&G Fee Interests”).

I.    XTO shall pay to DRI or its designee the Closing Additional Consideration Amount as determined pursuant to Section 3.1 hereof, by wire transfer of immediately available funds to such account as DRI may have notified XTO no later than two (2) business days prior to the Closing.

J.    XTO shall deliver to DRI documentation evidencing, to the reasonable satisfaction of DRI, (i) the transfer, assignment and conveyance by Ringwood in accordance with Section 7.13 and (ii) unless DRI provides written notice to XTO no later than five (5) business days prior to the Closing that it desires to keep the Ringwood Agreements in place, the termination of the Ringwood Agreements in accordance with Section 7.13.

ARTICLE XII
POST-CLOSING OBLIGATIONS

Section 12.1                       Acquiring Party’s Assumption of Certain Obligations.  Subject to the indemnification obligations of Transferring Party in Section 12.3, subject to adjustments in accordance with Section 12.12 and except for any Retained Liabilities, if Closing occurs, each Party, as an Acquiring Party, shall assume and shall fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Transferring Party, known or unknown, arising from, based upon or associated with Transferring Party’s Assets that are purchased by Acquiring Party pursuant to this Agreement that arose or which arise on or after the Effective Time, including all obligations and liabilities relating in any manner to the use, ownership or operation of such Assets  as well as the following obligations and liabilities (collectively the “Assumed Obligations”):

A.    To pay working interests, royalties, overriding royalties and other interests held in suspense and transferred to Acquiring Party in accordance with Section 12.12 below.

B.    To properly plug and abandon all wells (including but not limited to the Wells listed on Exhibit B-1-DRI, Exhibit B-2-DRI or Exhibit B-3-DRI, or Exhibit B-1-XTO or Exhibit B-2-XTO, as applicable, as applicable, and any saltwater disposal wells) now or hereafter located on the lands covered by Transferring Party’s Leases or pooled or used in connection therewith, whether such obligations arose prior to, on or after the Effective Time.

C.    To furnish make-up gas according to the terms of applicable gas sales, gathering or transportation agreements, and to satisfy all other gas balancing obligations, if any, related to Transferring Party’s Assets, whether such obligations arose prior to, on or after the Effective Time.

D.    Those that relate to the environmental condition of Transferring Party’s Assets, whether such condition existed before, on or after the Effective Time, and the existence of Environmental Defects, if any, with respect to such Assets, whether or not asserted by Acquiring Party in accordance with this Agreement, including the clean-up, restoration and remediation of such Assets in accordance with applicable law, including all Environmental Laws, other than all liabilities that arise from or relate to the environmental condition of Transferring Party’s Assets existing and known by such Transferring Party at or prior to the Effective Time, including liabilities listed on Schedule 5.11-DRI or Schedule 5.11-XTO, as applicable, and liabilities relating to Environmental Defects that are deemed to be Retained Liabilities pursuant to Section 4.12D.

E.    With respect to the assignment of the XTO Assets only, those that relate to the Friendswood Condemnation Matter, including those “petition for condemnation” matters described on Schedule 5.3-XTO.

Section 12.2                       Acquiring Party’s Indemnity.  From and after the Closing, each Party, as an Acquiring Party, shall indemnify, defend and hold harmless the Transferring Party Group, REGARDLESS OF FAULT, from and against any and all Losses that are attributable to:

A.    The Assumed Obligations.

B.    Any breach of any representation or warranty made by Acquiring Party in Article VI or any covenant made by Acquiring Party in this Agreement.

C.    Asset Taxes (i) allocable to such Acquiring Party pursuant to Section 13.1 to the extent such Asset Taxes were not the subject of an Upward Adjustment pursuant to Section 3.1(A)(iii) (as finally determined pursuant to Section 12.11) and (ii) allocable to Transferring Party pursuant to Section 13.1 to the extent such Asset Taxes were the subject of a Downward Adjustment pursuant to Section 3.1(B)(vii) (as finally determined pursuant to Section 12.11).

D.    Transfer Taxes allocable to such Acquiring Party pursuant to Section 13.2.

Section 12.3                       Transferring Party’s Indemnity.  From and after the Closing, each Party, as a Transferring Party, shall indemnify, defend and hold harmless the Acquiring Party Group, REGARDLESS OF FAULT, from and against any and all Losses that are attributable to:

A.    Personal injuries, including death, relating to Transferring Party’s Assets, prior to the Closing.

B.    The gross negligence or willful misconduct of any member of Transferring Party Group in the operation of the Assets prior to the Closing.

C.    Any breach of any representation or warranty made by Transferring Party in Article V or any covenant made by Transferring Party in this Agreement.

D.    Asset Taxes (i) allocable to such Transferring Party pursuant to Section 13.1 to the extent such Asset Taxes were not the subject of a Downward Adjustment pursuant to Section 3.1(B)(vii) and (ii) allocable to Acquiring Party pursuant to Section 13.1 to the extent such Asset Taxes were the subject of an Upward Adjustment pursuant to Section 3.1(A)(iii).

E.    All Retained Liabilities.

Section 12.4                       Survival.  The representations and warranties of Transferring Party in Article V and Acquiring Party in Article VI (other than the Fundamental Representations and the Tax Representations) and the covenants and agreements of the Parties contained in this Agreement to be performed at or prior to the Closing shall, in each case, survive the Closing for a period of twelve (12) months after the Closing Date.  The Fundamental Representations of each Party shall survive the Closing indefinitely.  The Tax Representations of each Party shall survive until the sixtieth (60th) day after the expiration of the applicable statute of limitations.  All covenants and agreements of the Parties contained in this Agreement to be performed after the Closing shall survive the Closing until performed.  Any reference to a representation or warranty in this Section 12.4 shall also be deemed to include a reference to the corresponding representations and warranties given in any certificate delivered at Closing by either Party.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim properly asserted pursuant to this Article XII with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

Section 12.5                       Indemnity Limitations.

A.    An Indemnifying Party shall not have any liability for indemnification of any Losses under this Agreement unless (i) the amount of any Losses for any individual claim for which a Claim Notice is delivered by an Indemnified Party to an Indemnifying Party under this Article XII and for which an Indemnifying Party is liable exceeds $50,000, and (ii) the aggregate amount of all Losses for which an Indemnifying Party is liable under this Agreement exceeds $20,000,000 for DRI as an Indemnifying Party, or $4,000,000 for XTO as an Indemnifying Party (the “Indemnity Deductible”), and then only to the extent such damages or costs exceed the Indemnity Deductible; provided, however, that (A) any adjustments to the Additional Consideration under Section 3.1, (B) the indemnities under Section 12.2B or Section 12.3C for a breach of any Fundamental Representation or a breach of any Tax Representation, (C) the indemnity of Acquiring Party under Sections 12.2A, 12.2C and 12.2D and (D) the indemnity of Transferring Party under Sections 12.3A, 12.3B, 12.3D and 12.3E (such foregoing items (A) through (D), the “Limitation of Liability Exclusions”), in each case, shall not be limited by the provisions of this Section 12.5A.

B.    Notwithstanding anything to the contrary contained in this Agreement, except with respect to the Limitation of Liability Exclusions, an Indemnifying Party shall not be required to indemnify an Indemnified Party for aggregate Losses in excess of $200,000,000 for DRI as an Indemnifying Party, or $40,000,000 for XTO as an Indemnifying Party.  An Indemnifying Party shall not be required to indemnify an Indemnified Party with respect to the Limitation of Liability Exclusions to the extent the aggregate Losses indemnified by the Indemnifying Party under this Agreement exceeds $2,000,000,000 for DRI as an Indemnifying Party, or $400,000,000 for XTO as an Indemnifying Party.

C.    In the event Transferring Party is required to indemnify the Acquiring Party Group pursuant to Section 12.3E related to those matters described in Schedule 5.3-DRI or Schedule 5.3-XTO (other than the “petition for condemnation” matters described therein) because a failure of title has occurred as a result of an adverse result obtained with respect to such matters, notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that the Losses attributable to such failure of title shall be determined as if such title failure was raised as a Title Defect prior to the Defect Deadline in accordance with and subject to the limitations described in the provisions of Section 4.6, Section 4.8 and Section 4.9.

Section 12.6                       Indemnification Procedures.  All claims for indemnification under this Agreement shall be asserted and resolved as follows:

A.    For purposes of this Agreement, the term “Indemnifying Party” when used in connection with particular Losses shall mean the Party having an obligation to indemnify another Party or Person(s) with respect to such Losses pursuant to this Article XII, and the term “Indemnified Party” when used in connection with particular Losses shall mean the Party or Person(s) having the right to be indemnified with respect to such Losses by another Party pursuant to this Article XII.

B.    To make a claim for indemnification under this Agreement, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 12.6, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has Knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 12.6 shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

C.    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such thirty (30) day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

D.    If the Indemnifying Party admits its liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, such Third Party Claim.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest.  The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 12.6D.  An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Loss in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

E.    If the Indemnifying Party does not admit its liability to defend, or admits its liability but fails to diligently defend, the Indemnified Party against the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party against the Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability.  Any failure to respond to such notice by the Indemnified Party shall be deemed to be an election under the preceding clause (i).

F.    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Losses complained of, (ii) admit its liability for such Loss or (iii) dispute the claim for such Losses.  If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Losses or that it disputes the claim for such Losses, the amount of such Losses shall conclusively be deemed a liability of the Indemnifying Party hereunder.

Section 12.7                       Non-Compensatory Damages.  From and after the Closing, no Indemnified Parties shall be entitled to recover from an Indemnifying Party or its Affiliates in connection with this Article XII any indirect, special, incidental, consequential, punitive, exemplary, remote or speculative damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.

Section 12.8                       Waiver of Right to Rescission.  DRI and XTO acknowledge that, from and after the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement.  As the payment of money shall be adequate compensation, following Closing, DRI and XTO waive any right to rescind this Agreement or any of the transactions contemplated hereby.

Section 12.9                       Exclusive Remedy.  As between an Acquiring Party and the Transferring Party Group, on the one hand, and the Transferring Party and the Acquiring Party Group, on the other, from and after the Closing, other than with respect to claims for fraud by or on behalf of Acquiring Party or Transferring Party, as the case may be, and without limiting a Party’s rights under Section 16.13 or any remedies related to the special warranty of title in the Assignment, the provisions set forth in Sections 4.5, 4.12, 4.13, 7.3, 7.4, 12.2, 12.3 and 16.13 shall be the sole and exclusive rights, obligations and remedies of the Parties with respect to any claim for, related to or arising from any breach of or non-compliance with this Agreement, the consummation of the transactions contemplated hereby, the ownership, use or operation of the Assets prior to the Closing, or the condition, quality, status or nature of the Assets prior to the Closing.

Section 12.10                                 Regardless of Fault.  The phrase “REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, WHETHER IN TORT, UNDER CONTRACT OR OTHERWISE AT LAW, INCLUDING, WITHOUT LIMITATION, EVEN THOUGH A CLAIM RESULTS FROM OR IS CAUSED IN WHOLE OR IN PART BY:

A.    THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, GROSS OR OTHERWISE) WILLFUL MISCONDUCT, STRICT LIABILITY, OR OTHER FAULT OF THE ACQUIRING PARTY GROUP, THE TRANSFERRING PARTY GROUP, INVITEES AND/OR THIRD PARTIES; AND/OR

B.    A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF ACQUIRING PARTY’S PROPERTY OR TRANSFERRING PARTY’S PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS), INVITEES AND/OR THIRD PARTIES; AND/OR MECHANICAL FAILURE OF ANY VEHICLE OF A PARTY WHETHER CHARTERED, LEASED, OWNED, OR FURNISHED OR PROVIDED BY ANY OF THE ACQUIRING PARTY GROUP, THE TRANSFERRING PARTY GROUP, INVITEES OR THIRD PARTIES.

Section 12.11                                 Final Settlement Statement.

A.    As soon as reasonably practicable after the Closing Date, but in no event longer than one hundred twenty (120) days after the Closing Date, each Party, as a Transferring Party shall prepare, in accordance with this Agreement, and deliver to Acquiring Party, a final statement (the “Final Settlement Statement”) setting forth each adjustment to the Additional Consideration related to Transferring Party’s Assets for purposes of determining the final calculation of Additional Consideration in accordance with Section 3.1.  The Final Settlement Statement prepared by each Transferring Party shall be accompanied by reasonable supporting documentation.  As soon as reasonably practicable, but in no event longer than thirty (30) days after receipt of the Final Settlement Statement, Acquiring Party shall deliver written notice (an “Objection Notice”) to Transferring Party of any objections that Acquiring Party has to the Final Settlement Statement.  The Parties shall undertake to agree on the adjusted Additional Consideration no later than one hundred and eighty (180) days after the Closing Date.  The adjustments contained in the applicable Final Settlement Statement shall be conclusively deemed to be agreed to by the Parties as final unless challenged by an Acquiring Party within thirty (30) days of receipt of such Final Settlement Statement.

B.    If the Parties are unable to resolve the matters addressed in an Objection Notice (if any) within fourteen (14) business days after the delivery of such Objection Notice, each of Transferring Party and Acquiring Party shall within fourteen (14) business days after the delivery of such Objection Notice, summarize its position with regard to such dispute in a written document of 20 pages or less and submit such summaries to the Dallas, Texas office of Ernst & Young, LLP, or if Ernst & Young, LLP is unable or unwilling to serve as arbitrator and absent agreement by the Parties, to the Dallas, Texas office of the AAA (the “Accounting Arbitrator”), together with a copy of such Objection Notice, the applicable Final Settlement Statement and any other documentation such Party may desire to submit.  Within twenty (20) business days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Transferring Party’s position or Acquiring Party’s position with respect to each matter addressed in any Objection Notice, based on the materials described above.  Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on the Parties and will be enforceable against any of the Parties in any court of competent jurisdiction.  The costs of such Accounting Arbitrator shall be borne one-half by DRI and one-half by XTO.  The Final Settlement Statement and adjustments to the Additional Consideration with respect to Transferring Party’s Assets covered thereby as determined by the Accounting Arbitrator pursuant to this Section 12.11B shall be final and binding on the Parties (other than with respect to amounts not accounted for therein or settled thereby, which amounts shall be subject to the other provisions of this Section 12.11).

C.    Once the adjustments to the Additional Consideration related to each Party’s Assets have been finally determined (by agreement of the Parties, deemed agreement of the Parties, or determination by the Accounting Arbitrator, in each case in accordance with this Section 12.11), the final calculation of the Additional Consideration shall be an amount (such amount, the “Final Additional Consideration Amount”) equal to the sum of (X) $1,600,000,000 plus (Y) the sum of (1) the aggregate amount of the Upward Adjustments attributable to the DRI Assets minus (2) the aggregate amount of the Downward Adjustments attributable to the DRI Assets (which may be a positive or a negative number) minus (Z) the sum of (1) the aggregate amount of the Upward Adjustments attributable to the XTO Assets minus (2) the aggregate amount of the Downward Adjustments attributable to the XTO Assets (which may be a positive or a negative number).  In the event the Final Additional Consideration Amount is greater than the Estimated Additional Consideration Amount that was paid at Closing, XTO shall pay the difference to DRI.  In the event the Final Additional Consideration Amount is less than the Estimated Additional Consideration Amount that was paid at Closing, DRI shall pay the difference to XTO.  Any amounts payable in connection with this Section 12.11C shall be paid by wire transfer of immediately available funds to the account designated by DRI or XTO, as applicable, no later than five (5) business days after the date the last of the adjustments to the Additional Consideration related to each Party’s Assets have been finally determined.

Section 12.12                                 Suspended Funds.  Each Party, as a Transferring Party, shall provide to Acquiring Party at Closing a listing showing all net proceeds from production attributable to such Transferring Party’s Assets which are held in suspense at Closing because of lack of identity or address of owners, title defects, change of ownership, netting or over/under distributions, and the Additional Consideration shall be adjusted at Closing in respect of such amounts in accordance with Section 3.1.  Transferring Party covenants to deliver to Acquiring Party, within thirty (30) days after Closing, in “Excel” format, to the extent available, the owner name, owner number, social security or federal ID number, reason for suspense, and the amount of suspense funds payable for each entry, together with monthly line item production detail including gross and net volumes and deductions for all suspense entries.  Upon receipt of such information, Acquiring Party shall administer all such accounts and assume all payment obligations relating to the suspended funds in accordance with all applicable laws, rules and regulations, and shall be liable for the payment thereof to the proper parties (but only to the extent the Additional Consideration was adjusted in accordance with this Section 12.12); provided that, Transferring Party will retain all responsibility and liability for (i) statutory penalties and interest, if any, owing to any interest owner attributable to such suspended funds accruing prior to the Closing Date, (ii) penalties and interest, if any, attributable to the suspended funds accruing prior to the Closing Date, payable to any state under existing escheat or unclaimed property statutes and (iii) any other amounts payable to third parties attributable to any suspense fund accruing prior to the Closing Date to the extent the Additional Consideration was not adjusted in accordance with this Section 12.12.  If Acquiring Party determines that any such penalties or interest or other amounts as described in the preceding proviso are due to the respective suspense account owner or any state under such statutes and Transferring Party fails to promptly reimburse such sums to Acquiring Party, then Acquiring Party shall return to Transferring Party the suspended funds in such account that existed as of the Effective Time, and Transferring Party shall thereupon assume all obligations for the final payment and settlement of any such claims and accompanying suspense funds.

Section 12.13                                 Receipts and Credits.  Following final adjustment of the Additional Consideration pursuant to Section 12.11 above, all monies, proceeds, receipts, credits and income attributable to Transferring Party’s Assets for all periods of time as of and after the Effective Time, shall be the sole property of Acquiring Party, and, to the extent received by Transferring Party, Transferring Party shall fully disclose, account for and transmit the same promptly to Acquiring Party.  Following final adjustment of the Additional Consideration in accordance with Section 12.11 above, all monies, proceeds, receipts and income attributable to Transferring Party’s Assets, except as otherwise provided in this Agreement, for all periods of time prior to the Effective Time, shall be the sole property and entitlement of Transferring Party and, to the extent received by Acquiring Party, Acquiring Party shall fully disclose, account for and transmit the same promptly to Transferring Party.  All costs, expenses, disbursements, obligations and liabilities attributable to a Transferring Party’s Assets other than those related to Assumed Obligations for periods of time prior to the Effective Time, regardless of when due or payable, shall be the sole obligation of such Transferring Party and such Transferring Party shall promptly pay, or if paid by Acquiring Party, promptly reimburse Acquiring Party for and hold harmless from and against the same.  All costs, expenses, disbursements, obligations, and liabilities attributable to a Transferring Party’s Assets for periods of time as of and after the Effective Time, regardless of when due or payable, shall be the sole obligation of Acquiring Party and Acquiring Party shall promptly pay, or if paid by Transferring Party, promptly reimburse such Transferring Party for and hold such Transferring Party harmless from and against the same.

Section 12.14                                 Insurance.  DRI acknowledges that ExxonMobil maintains a worldwide program of property and liability insurance coverage for itself and its Affiliates, including XTO.  This program has been designed to achieve a co-coordinated risk management package for the entire ExxonMobil corporate group and includes self-insurance.  All of the insurance policies through which the worldwide program of coverage is presently or has previously been provided by or to ExxonMobil, its predecessors or Affiliates are herein referred to collectively as the “ExxonMobil Policies.”  It is understood and agreed by DRI that from and after the Closing:

A.    No insurance coverage shall be provided under the ExxonMobil Policies to DRI;

B.    Any and all ExxonMobil Policies shall be deemed terminated, commuted and cancelled ab initio; and

C.    No claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Closing, shall be made by DRI against or with respect to any of the ExxonMobil Policies regardless of their date of issuance.

DRI shall indemnify and defend ExxonMobil and its Affiliates against, and shall hold them harmless from, any claim made after the Closing with respect to the Assumed Obligations against any of the ExxonMobil Policies by DRI or any company or Person claiming to be subrogated to DRI’s rights, including all costs and expenses (including attorneys’ fees) related thereto.  Such indemnity shall cover, without limitation, any claim by an insurer for reinsurance, retrospective premium payments or prospective premium increases attributable to any such claim.

Section 12.15                                 Recording.  As soon as practicable after Closing, each Party, as an Acquiring Party, shall record the Assignment in the appropriate counties and provide the other Party with copies of the recorded Assignment, and all required documentary, filing and recording fees and expenses in connection with the filing and recording of the Assignment required to convey title to the Assets received by such Acquiring Party shall be borne by such Acquiring Party.

Section 12.16                                 Records.  Within sixty (60) days after the Closing Date, each Party, as a Transferring Party, will deliver to the other Party, at such other Party’s cost and request, files, records and data relating to Transferring Party’s Assets including title records (including abstracts of title, title opinions, title reports and title curative documents), contracts, correspondence and all related matters in the possession of such Transferring Party (but excluding corporate, financial, Tax and general accounting records, any document subject to the attorney-client privilege, and any document, data or other information where disclosure is restricted by agreement with a third party).  If an Acquiring Party requests geophysical data relating to the Transferring Party’s Assets that is not otherwise acquired hereunder, and if a Transferring Party is not restricted from releasing such data to Acquiring Party, Acquiring Party’s execution of a license agreement satisfactory to Transferring Party will be a condition of Transferring Party’s delivering such data to Acquiring Party.

Section 12.17                                 Cooperation.  After Closing, each Party agrees to use its commercially reasonable efforts to take such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement, including using its commercially reasonable efforts to assist Acquiring Party in taking over as operator with respect to any of  Transferring Party’s Assets.  In addition, after Closing, if originals or the last-remaining copies of documents related to the Assets have been provided to Acquiring Party, Transferring Party may have access to them at reasonable times and upon reasonable notice during regular business hours for a period of six years following the Closing.  Transferring Party may, during this period and at its expense, make copies of such documents pursuant to a reasonable request.  Without limiting the generality of the two preceding sentences, during such period Acquiring Party agrees not to destroy or give up possession of any original or last-remaining copy of the documents without first offering Transferring Party the opportunity, at Transferring Party’s expense, to obtain the original or a copy thereof.

Section 12.18                                 Non-Solicitation; No Hire.  For the period beginning on the date of this Agreement and ending on the date that is two (2) years after the Closing Date, each Party will not, unless acting in accordance Section 7.8 or with the other Party’s prior written consent, solicit, encourage or otherwise induce (a) a New Employee hired by the other Party as an Acquiring Party pursuant to Section 7.8; (b) an employee of the other Party or its Affiliates that is excluded from the Available Employees List of the other Party; or (c) an officer or executive level or management level employee of the other Party (such employees, together, “Excluded Employees”), to leave the employment of the other Party or become an employee of such Party or its Affiliates.  Notwithstanding the foregoing, the Parties will not be prohibited from hiring or contracting for the services of an Excluded Employee of the other Party who (i) has terminated his or her employment relationship with the other Party without solicitation or inducement from such Party, (ii) responds to a bona fide job advertisement of general circulation made by such Party or any of its Affiliates (whether posted on a public site on the internet or in a newspaper, magazine or other publication), or (iii) is submitted to such Party or any of its Affiliates by a third-party unaffiliated employment agency.  A general advertisement by a Party for employment that is not targeted at any Excluded Employee or group of Excluded Employees shall not constitute a breach of the obligations of such Party under this Section 12.18.

Section 12.19                                 Preferential Right to Purchase Oil.

A.    ExxonMobil shall have, for a period of ten (10) years, with the one-time option to extend such period for an additional five (5) years by delivering written notice to DRI on or before the 120th day prior to the expiration of such initial ten (10) year period, the preferential right to purchase from time to time all (and not less than all) of the oil in the Webster Unit that may be produced and saved from or allocated to the XTO Assets being transferred from ExxonMobil to DRI at the Closing, except for that oil which is used for operations upon and for the sole benefit of the Webster Unit and subject to all preferential rights to purchase oil under the XTO Existing Contracts.  The price to be paid shall be a negotiated price mutually agreeable to DRI and ExxonMobil, with transportation charges deducted, where applicable.  ExxonMobil shall elect to exercise such preferential right to purchase by delivering written notice to DRI of its election (such election, a “Purchase Election”) by no later than forty-five (45) days prior to the date on which ExxonMobil first desires to purchase such oil (such date, the “Desired Start Date”).  Such Purchase Election shall be deemed to be effective as of 7:00 a.m. Central Time (such time, the “Purchase Effective Time”) on the later to occur of (x) the Desired Start Date (if such date is the first day of the calendar month) or the first day of the calendar month following the Desired Start Date (if such date is not the first day of the calendar month) or (y) the first day of the calendar month following the date on which DRI and ExxonMobil agree on the negotiated price in accordance with this Section 12.19A.  After the Purchase Effective Time, ExxonMobil shall be deemed to have automatically exercised its preferential right to purchase oil under this Section 12.19 for each succeeding month unless ExxonMobil gives written notice terminating its exercise thereof (a “Purchase Termination Notice”) to DRI by no later than the 1st day of the calendar month preceding the calendar month in which such election is to be effective.  Any such election shall be deemed to be effective as of 7:00 a.m. Central Time on the first day of the calendar month following the calendar month in which ExxonMobil properly delivers to DRI a Purchase Termination Notice.  Notwithstanding anything to the contrary contained in this Section 12.19A, by execution of this Agreement ExxonMobil shall be deemed to have delivered a Purchase Election with a Desired Start Date of the Closing Date, and prior to the Closing DRI and ExxonMobil shall negotiate in good faith to reach agreement on pricing.

B.    Notwithstanding anything herein to the contrary, if DRI (or its Affiliate) receives a bona fide bid from an independent third party to purchase oil produced from the Webster Unit, which DRI (or its Affiliate) is willing to accept, then DRI (or its Affiliate) shall furnish ExxonMobil with a copy of said bid (provided that the name of the third party and any other confidential information that is not relevant to ExxonMobil’s evaluation of the terms thereof may be omitted or redacted from such copy) and shall give ExxonMobil the option (but not the obligation) to match such bid and purchase such oil on terms identical to those contained in the bid; provided that this Section 12.19B shall only apply with respect to agreements with independent third parties (1) with a term of 90 days or longer and (2) that cannot be terminated by DRI on 60 days’ notice or less.  The bid shall include the contract term, volume, price, delivery location, relevant transportation costs, quality bank provisions, payment terms, and other material terms. Notice of ExxonMobil's election to match said bid and purchase the oil shall be provided in writing to DRI (or its Affiliate) within five (5) business days after ExxonMobil’s receipt of such bid.

C.    Should ExxonMobil, on any one or more occasions, elect not to purchase or not respond within five (5) business days after notification by DRI (or its Affiliate), then ExxonMobil’s right to purchase the oil shall be considered temporarily waived until the earlier of such time as the material terms change in DRI’s (or its Affiliate’s) contract to sell to the third party or DRI’s (or its Affiliate’s) contract with the third party expires.

D.    ExxonMobil shall have the right to assign its preferential right to purchase described in this Section 12.19 to any of its Affiliates. Upon such assignment, the Affiliate shall have the same rights and obligations as ExxonMobil under this Section 12.19.

E.    ExxonMobil shall have the right to file a memorandum, in a form reasonably acceptable to DRI, describing the preferential right to purchase oil set forth in this Section 12.19.

F.    DRI shall have the right to assign its rights and obligations under this Section 12.19 to any purchaser of all or a portion of the assets of DRI in the Webster Unit.  Upon such assignment, the assignee shall have the same rights and obligations as DRI under this Section 12.19.

ARTICLE XIII
TAXES

Section 13.1                       Apportionment of Taxes.

A.    Each Party shall solely bear and pay any and all income Taxes, franchise Taxes and similar Taxes (collectively, “Income Taxes”) imposed by Law on it or its Affiliates.  Notwithstanding any other provision in this Agreement to the contrary, a Party will not assume or otherwise bear, pursuant to Section 3.1 or otherwise, any Income Taxes of the other Party.

B.    All ad valorem Taxes, real property Taxes, personal property Taxes, and similar obligations relating to the Assets (collectively, “Property Taxes”) with respect to any Tax period beginning before and ending after the Effective Time shall be prorated based on the number of days in such period that occur on or before the day that is immediately prior to the day on which the Effective Time occurs, on the one hand, and the number of days in such period that occur on or after the day on which the Effective Time occurs, on the other hand, the amount of such Property Taxes allocable to the portion of the period ending on the day immediately prior to the day on which the Effective Time occurs being the responsibility of Transferring Party and the remainder being the responsibility of Acquiring Party.  For this purpose, the period for each such Property Tax shall begin on the date on which ownership of the applicable Assets gives rise to liability for such Property Tax and shall end on the day before the next such date.  To the extent the actual amount of a Property Tax attributable to such period is not determinable at the time the Estimated Settlement Statement or the Final Settlement Statement is determined, the Parties shall use the amount of such Property Tax that was assessed and paid for the immediately preceding tax period for purposes of preparing the Estimated Settlement Statement and/or the Final Settlement Statement, as applicable.  Property Taxes with respect to any Tax Period ending before the Effective Time shall be the responsibility of Transferring Party, and Property Taxes with respect to any Tax Period beginning on or after the Effective Time shall be the responsibility of Acquiring Party.

C.    All production, severance, excise and similar Taxes relating to the production of oil, gas, condensate and other Hydrocarbons attributable to the Assets (“Production Taxes”) shall be allocated between Transferring Party and Acquiring Party as of the Effective Time, with (i) Transferring Party being liable for such Production Taxes attributable to production occurring prior to the Effective Time and (ii) Acquiring Party being liable for such Production Taxes attributable to production occurring after the Effective Time.  All sales, use, and similar Taxes attributable to the Assets or the production of Hydrocarbons therefrom (“Sales Taxes” and together with Property Taxes and Production Taxes, “Asset Taxes”) shall be allocated between Transferring Party and Acquiring Party as of the Effective Time, with (i) Transferring Party being liable for such Sales Taxes attributable to transactions occurring prior to the Effective Time and (ii) Acquiring Party being liable for such Sales Taxes attributable to transactions occurring after the Effective Time.   For the avoidance of doubt, Asset Taxes shall not include any Income Taxes or any Taxes occurring as a result of the transactions effected pursuant to this Agreement.

Section 13.2                       Transfer Taxes.  The Exchange Consideration is exclusive of any sales, use, conveyance, transfer and recording fees, real estate transfer stamps and other similar fees and Taxes imposed in connection with the transfer of the Assets pursuant to this Agreement (collectively, “Transfer Taxes”).  If any Transfer Taxes are assessed, the applicable Acquiring Party shall be solely responsible for the payment of such Transfer Taxes.  The Parties shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 13.3                       Cooperation.  Each Party shall provide the other Party with reasonable information which may be required by the other Party for the purpose of preparing Tax returns and responding to any audit by any taxing jurisdiction. Each Party shall cooperate with all reasonable requests of the other Party made in connection with contesting the imposition of taxes.  Notwithstanding anything to the contrary in this Agreement, neither Party shall be required at any time to disclose to the other Party any Tax returns or other confidential tax information.

Section 13.4                       Like-Kind Exchange.  The Parties agree to use reasonable efforts to cooperate in connection with the effectuation of a like-kind exchange, in whole or in part, as provided in Section 1031 of the Code (a “Like-Kind Exchange Transaction”), including a Like-Kind Exchange Transaction subject to the procedures outlined in Treasury Regulation Section 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37.  Each Party consents to the other Party's assignment of all or any portion of its rights under this Agreement to its Affiliate, a Qualified Intermediary (as that term is defined in Section 1.1031(k)-l(g)(4)(iii) of the Treasury Regulations) and/or a Qualified Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000-37 issued effective September 15, 2000).  However, the Parties acknowledge and agree that neither an assignment of a Party’s rights pursuant to this Section 13.4 nor any other actions taken by a Party or any other Person in connection with the Like-Kind Exchange Transaction shall release any Party from, or modify, any of its respective liabilities and obligations (including indemnity obligations to each other) under this Agreement, and no Party makes any representations as to any particular tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with such Like-Kind Exchange Transaction.  If a Like-Kind Exchange Transaction occurs, the Parties recognize that IRS Form 8824, Like-Kind Exchanges, will be required to be filed, and each Party consents to the filing of such Form and will fully cooperate, to the extent necessary, with the other Party in filing such form.

ARTICLE XIV
DISCLAIMERS AND WAIVERS

Section 14.1                       Disclaimer by Transferring Party.  EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED FOR IN ARTICLE V, THE CERTIFICATES BEING DELIVERED AT CLOSING PURSUANT TO SECTION 11.2, AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, THE DEED AND THE OIL AND GAS LEASE, EACH PARTY, AS AN ACQUIRING PARTY, ACKNOWLEDGES AND AGREES THAT THE TRANSFERRING PARTY EXPRESSLY DISCLAIMS AND NEGATES, AND ACQUIRING PARTY ACKNOWLEDGES AND AGREES IT IS NOT RELYING UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF TRANSFERRING PARTY’S ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO SUCH ASSETS, (III) THE QUANTITY, QUALITY OR  RECOVERABILITY OF HYDROCARBONS IN OR FROM SUCH ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF SUCH ASSETS OR FUTURE REVENUES GENERATED BY SUCH ASSETS, (V) THE ABILITY TO PRODUCE HYDROCARBONS FROM SUCH ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF SUCH ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY TRANSFERRING PARTY OR THIRD PARTIES WITH RESPECT TO SUCH ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO SUCH ACQUIRING PARTY OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.  EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED FOR IN ARTICLE V, THE CERTIFICATES BEING DELIVERED AT CLOSING PURSUANT TO SECTION 11.2, AND

THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, THE DEED AND THE OIL AND GAS LEASE, TRANSFERRING PARTY FURTHER DISCLAIMS AND NEGATES, AND ACQUIRING PARTY ACKNOWLEDGES AND AGREES IT IS NOT RELYING UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF ITS ASSETS, RIGHTS OF AN ACQUIRING PARTY UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE EXCHANGE CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, SUBJECT TO ACQUIRING PARTY’S RIGHTS UNDER ARTICLE XII, THE APPLICABLE ACQUIRING PARTY SHALL BE DEEMED TO BE OBTAINING TRANSFERRING PARTY’S ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT SUCH ACQUIRING PARTY HAS MADE OR CAUSED TO BE  MADE SUCH INSPECTIONS AS IT DEEMS APPROPRIATE.

Section 14.2                       Waiver of Trade Practices Act.  Each Party, as an Acquiring Party, acknowledges that, but for the provisions in this Section 14.2, its rights and remedies with respect to this transaction and with respect to all acts or practices of Transferring Party, past, present or future, in connection with this transaction would otherwise be governed by legal principles other than the Texas Deceptive Trade Practices – Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the “DTPA”).  Notwithstanding the foregoing, as a condition to Transferring Party entering into this Agreement, such Acquiring Party hereby waives the applicability of the DTPA to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights and remedies are applied directly by the DTPA itself or indirectly in connection with other statutes; provided, however, such Acquiring Party does not waive § 17.555 of the DTPA.  Each Party, as an Acquiring Party, acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $5 million or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Transferring Party.

ARTICLE XV
TERMINATION

Section 15.1                       Right of Termination.  This Agreement may be terminated at any time at or prior to the Closing Date:

A.    by mutual consent of the Parties;

B.    by either Party, by written notice to the other Party, if (i) such other Party has breached its representations, warranties or covenants hereunder and such breach would result in the failure of any condition to Closing of the terminating Party set forth in Articles IX or X, as applicable, and (ii) such breach has not been cured within thirty (30) days following written notification of the same to such other Party (other than a breach of XTO’s obligation to make any payments in accordance with Sections 3.1 and 11.2I, which shall not have any cure period);

C.    by either Party, by written notice to the other Party, if Closing has not occurred on or before the Outside Date; provided that such failure to close is not caused by a breach of this Agreement by the terminating Party or its Affiliates; or

D.    by either Party, by written notice to the other Party, in the event that any Law or final order, award or judgment restrains, enjoins or otherwise prohibits or makes illegal the exchange contemplated by this Agreement.

Section 15.2                       Effect of Termination.  If this Agreement is terminated pursuant to Section 15.1 above, this Agreement shall become void and of no further force or effect (except for the provisions of Section 8.1, Section 8.2, Article XIV, this Article XV, and Article XVI (other than Section 16.13, which will terminate)), which shall continue in full force and effect); provided, however, that if either Party has knowingly and intentionally breached its obligations under this Agreement at the time this Agreement is so terminated, such breaching Party shall continue to be liable to the other Party for damages relating to such knowing and intentional breach (but not otherwise) and such liability shall not be affected by such termination.  Notwithstanding anything to the contrary contained in this Agreement, upon any termination of this Agreement pursuant to Section 15.1 above, each Transferring Party shall be free immediately to enjoy all rights of ownership of its respective Assets and to sell, transfer, encumber or otherwise dispose of its Assets to any party without any restriction under this Agreement.

ARTICLE XVI
MISCELLANEOUS

Section 16.1                       Entire Agreement.  This Agreement, including the Schedules, Exhibits and Annex attached hereto and incorporated herein, constitutes the entire agreement between the Parties as to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions of the Parties, whether oral or written.  No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties.

Section 16.2                       References.  All references in this Agreement to articles, sections and other subdivisions refer to corresponding articles, sections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.  The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Derivatives and other forms of the terms defined in this Agreement shall have meanings consistent with the definitions herein provided.  The term “including” (or “included”) shall be deemed to be followed by the phrase “but not limited to.”  Unless otherwise expressly provided herein, any reference herein to a “day” shall refer to a calendar day.  The phrase “business day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business.  Time is of the essence of this Agreement.

Section 16.3                       Assignment.  Except pursuant to Section 12.19 or Section 13.4, no Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any assignment made without such consent shall be void; provided, however, that (i) an Acquiring Party may assign its rights to acquire the Assets to an Affiliate of such Acquiring Party and (ii) DRI may assign all or a portion of its rights to receive the Additional Consideration from XTO to one or more Affiliates of DRI, in each case by providing notice of such assignment to the applicable Transferring Party (in the case of clause (i)) or XTO (in the case of clause (ii)) at least two (2) business days prior to the Closing Date.  No assignment of any rights hereunder by a Party shall relieve such Party of its obligations (including indemnity obligations) and responsibilities hereunder.  Subject to this Section 16.3, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns and legal representatives.

Section 16.4                       Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 16.5                       Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement (including all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement) and the legal relations among the Parties shall be governed and construed in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction.  All of the Parties consent to the exercise of jurisdiction in personam by the courts of the State of Texas for any dispute.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

Section 16.6                       Notices.  Any notice required or permitted by this Agreement shall be given in writing by personal service, overnight delivery service, facsimile or by certified mail, return receipt requested, postage prepaid, as follows:

If to XTO:

XTO Energy Inc.
810 Houston Street
Fort Worth, TX 76102
Attention: Monte Dobson
Fax:  817-885-1973

If to ExxonMobil:

Exxon Mobil Corporation
c/o XTO Energy Inc.
810 Houston Street
Fort Worth, TX 76102
Attention: Monte Dobson
Fax:  817-885-1973

If to DRI:

Denbury Onshore, LLC
5320 Legacy Drive
Plano, Texas 75024
Attention: Dan Cole
Fax: 972-673-2300

With a copy to:

Denbury Onshore, LLC
5320 Legacy Drive
Plano, Texas 75024
Attention: Jim Matthews
Fax: 972-673-2300

(or such other address as designated in writing by either Party to the other) and shall be deemed to have been given as of the date of receipt by the intended Party.

Section 16.7                       Publicity.  The Parties shall consult with each other before they or their Affiliates issue any press release, make any other public statement or schedule any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement and, except to the extent any public statement or press release is required by Law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation and providing each other the opportunity to review and comment upon any such press release or public statement.

Section 16.8                       Use of Transferring Party’s Names.  Each Party, as an Acquiring Party, agrees that, as soon as practicable after Closing, but in no event longer than sixty (60) days after Closing, it will remove or cause to be removed the names and marks used by Transferring Party and all variations and derivatives thereof and logos relating thereto from Transferring Party’s Assets and will not thereafter make any use whatsoever of such names, marks and logos.

Section 16.9                       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the contemplated transactions is not affected in any material adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the contemplated transactions are fulfilled to the extent possible.

Section 16.10                                 No Third Party Beneficiaries.  Nothing in this Agreement shall entitle any party other than DRI and XTO to any claim, cause of action, remedy or right of any kind.

Section 16.11                                 Conspicuousness.  EACH PARTY ACKNOWLEGES THAT THE PROVISIONS OF THIS AGREEMENT THAT ARE PRINTED IN THE SAME MANNER AS THIS SECTION ARE CONSPICUOUS.

Section 16.12                                 Execution in Counterparts.  This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute for all purposes one agreement.  Facsimiles or other electronic copies (e.g., PDFs) of executed counterparts shall be deemed to be original instruments.

Section 16.13                                 Specific Performance.  Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby (including the satisfaction of any condition to Closing) are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party will be without an adequate remedy at law.  If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party subject to the terms hereof, may, except to the extent that this Agreement has been validly terminated, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief without the necessity of proving actual damages and without any requirement to post a bond.

Section 16.14                                 Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

Section 16.15                                 Schedules.  The information in the Schedules of each Transferring Party constitutes exceptions, qualifications and/or supplements to particular representations or warranties of such Transferring Party as set forth in this Agreement.  The Schedules shall not be construed as indicating that any disclosed information is required to be disclosed, and no disclosure shall be construed as an admission that such information is material to, outside the ordinary course of business of, or required to be disclosed by, such Transferring Party or constitutes a Material Adverse Effect.  Capitalized terms used in the Schedules that are not defined therein and are defined in this Agreement shall have the meanings given to them in this Agreement.  The captions contained in the Schedules are for the convenience of reference only, and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules or this Agreement.  The statements in each Schedule qualify and relate to the corresponding provisions in the Sections of this Agreement to which they expressly refer and to each other provision in this Agreement to which the applicability of а statement or disclosure in a particular Schedule is reasonably apparent on its face.

 [Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the date first written above.

DENBURY ONSHORE, LLC
By:	/s/ Dan E. Cole
Dan E. Cole Vice President – Marketing and Business Development

Signature Page to Exchange Agreement

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the date first written above.

XTO ENERGY INC.
By:	/s/ Jack P. Williams, Jr.
Name:	Jack P. Williams, Jr.
Title:	President

EXXON MOBIL CORPORATION
By:	/s/ Jack P. Williams, Jr.
Name:	Jack P. Williams, Jr.
Title:	Attorney-in-Fact

Signature Page to Exchange Agreement

ANNEX A

DEFINED TERMS

As used in this Agreement, the following capitalized terms shall have the following meanings:

“AAA” shall mean the American Arbitration Association.

“AAA Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Accounting Arbitrator” shall have the meaning given to such term in Section 12.11B.

“Acquiring Party” shall mean the Party acquiring Assets from Transferring Party and owning those Assets as of and after the Effective Time.

“Acquiring Party’s Environmental Assessment” shall have the meaning given to such term in Section 4.10.

“Acquiring Party Group” shall mean Acquiring Party, its Affiliates and their respective directors, officers, employees, agents and representatives.

“Additional Consideration” shall have the meaning given to such term in Section 3.1.

“Additional Required Volumes” shall have the meaning given to such term in Section 8.4B.

“AFE” shall have the meaning given to such term in Section 5.10.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Agreement” shall have the meaning given to such term in the introduction to this Agreement.

“Allocated Value Wells” means, with respect to DRI as the Transferring Party, the DRI Producing Wells and, with respect to XTO as the Transferring Party, the XTO CBM Wells.

“Allocated Value Units” means, with respect to DRI as the Transferring Party, the DRI Non-Producing Units and, with respect to XTO as the Transferring Party, the XTO Units.

“Allocated Values” shall have the meaning given to such term in Section 4.6.

“Allocation” shall have the meaning given to such term in Section 3.4.

“Asset Taxes” shall have the meaning given to such term in Section 13.1C.

“Assets” shall have the meaning given to such term in Section 2.2.

“Assignment” shall have the meaning given to such term in Section 4.16.

“Assumed Obligations” shall have the meaning given to such term in Section 12.1.

“Available Employees” shall have the meaning given to such term in Section 7.8.

“Available Employees List” shall have the meaning given to such term in Section 7.8.

Annex A - 1

“Bakken Formation” shall mean the stratigraphic equivalent of all depths between 10917 ft. below the Kelly Bushing, said depth being 100 ft. above the top of the Upper Bakken Shale down to and including 11,321, said depth being the stratigraphic equivalent of the top of the Birdbear Formation in the Gamma Ray Neutron Density Log for the BCDU 13X-35 well located at 1,780 ft. from the south line and 360 ft. from the west line of section 35, T148N R96W.

“business day” shall have the meaning given to such term in Section 16.2.

“Casualty Defect” shall have the meaning given to such term in Section 4.13.

“Claim Notice” shall have the meaning given to such term in Section 12.6B.

“Closing” shall have the meaning given to such term in Section 11.1.

“Closing Additional Consideration Amount” shall have the meaning given to such term in Section 3.1.

“Closing Date” shall have the meaning given to such term in Section 11.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.

“Cure Deadline” shall have the meaning given to such term in Section 4.5.

“Deed” shall have the meaning given to such term in Section 11.2D.

“Defect Deadline” shall have the meaning given to such term in Section 4.4.

“Defensible Title” shall have the meaning given to such term in Section 4.2.

“Desired Start Date” shall have the meaning given to such term in Section 12.19A.

“Downward Adjustments” shall have the meaning given to such term in Section 3.1B.

“DRI” shall have the meaning given to such term in the introduction to this Agreement.

“DRI Assets” means, excluding the Excluded Assets, all of DRI’s right, title and interest in and to:

A.    The oil, gas, and/or mineral leases and oil and gas and mineral fee interests, royalties, overriding royalties, mineral interests and other interests that are described in Exhibit A-1-DRI and all other oil, gas, and/or mineral leases and oil and gas and mineral fee interests, royalties, overriding royalties, mineral interests and other interests to the extent such interests are, as of the Effective Date, being produced from the DRI Producing Wells or the Non-Bakken Deep Producing Wells or are included, in whole or in part, in any of the DRI Non-Producing Units, in each case, together with all rights incident thereto and derived therefrom (the “DRI Leases”).

Annex A - 2

B.    To the extent they may be assigned (after using commercially reasonable efforts to obtain any consents), all contracts to the extent related to any of the DRI Assets listed in subsections A, C, D, E, F and G of this definition, including operating agreements, pooling and unitization agreements, declarations of pooling or unitization, communitization agreements, pooling orders, farmout and farmin agreements, exploration agreements, participation agreements, area of mutual interest agreements, oil sales contracts, gas sales, gas processing, gas gathering, and transportation agreements, surface leases, rights-of-way, easements, permits, licenses, and other instruments and agreements pertaining thereto, including those rights-of-way, easements and surface leases described in Exhibit A-2-DRI (the “DRI Existing Contracts”); provided, however, DRI reserves and excepts from the DRI Assets a non-exclusive right of ingress and egress across the surface and through the subsurface depths in the Assets being assigned by DRI to XTO at the Closing and a non-exclusive right to use any rights-of-way relating to the subsurface depths in the Assets being assigned by DRI to XTO at the Closing, in each case in respect of the ownership, development, operation and production of the Excluded Leases and the Excluded Wells.

C.    All producing wells and proposed wells described in Exhibit B-1-DRI (the “DRI Producing Wells”), all of the nonproducing well unit locations described in Exhibit B-2-DRI (the “DRI Non-Producing Units”), all of the producing wells described in Exhibit B-3-DRI (the “Non-Bakken Deep Producing Wells”), and all water wells, injection wells, disposal wells and other wells of any nature and kind located on the DRI Leases (or lands pooled or unitized therewith) (collectively with the DRI Producing Wells and the Non-Bakken Deep Producing Wells, the “DRI Wells”), and all equipment, personal property and fixtures, to the extent they may be assigned (after using commercially reasonable efforts to obtain any consents), and pipelines, gathering lines and other facilities and appurtenances to the extent related to the operation of the DRI Wells, the DRI Leases or the DRI Non-Producing Units.

D.    All interests in pooled units which include all or part of any DRI Lease.

E.    The field offices listed on Schedule 2.2E-DRI.

F.    Without limiting the foregoing, but excluding the Excluded Assets, all other right, title and interest of DRI of whatever kind or character, whether legal or equitable, vested or contingent, in and to the oil, gas and other minerals in and under or that may be produced from or attributable to the DRI Wells or the DRI Non-Producing Units, including oil and gas leases, overriding royalties, production payments, fee mineral interests, fee royalty interests and other interests in such DRI Wells or DRI Non-Producing Units whether such interests are specifically described in Exhibit A-1-DRI, Exhibit A-2-DRI, Exhibit B-1-DRI, Exhibit B-2-DRI or Exhibit B-3-DRI, and even though DRI’s interest in such oil, gas or other minerals may be incorrectly described in or omitted from Exhibit A-1-DRI, Exhibit A-2-DRI, Exhibit B-1-DRI, Exhibit B-2-DRI or Exhibit B-3-DRI.

G.    All Hydrocarbons produced from or allocated to the DRI Leases, the DRI Wells or the DRI Non-Producing Units on and after the Effective Time.

H.    All files and records relating to the items described in subsections A through G above including title records (including abstracts of title, title opinions, title reports and title curative documents), contracts, correspondence, and all related matters assignable and in the possession of DRI (the “DRI Records”), and to the extent assignable without payment of fees or other penalties (unless XTO agrees to, and does, pay such fees and penalties), all geophysical data and other seismic and related technical data and information relating to the DRI Assets described in subsections A through G above.

“DRI Credit Agreement” shall mean that certain Credit Agreement, dated as March 9, 2010, among Denbury Resources Inc., as Borrower, the financial institutions listed on Schedule 1.1 thereto, as Banks, JPMorgan Chase Bank, N.A., as Administrative Agent, Banc of America Securities LLC, as Syndication Agent, and BNP Paribas, The Bank of Nova Scotia, and Credit Suisse Securities (USA) LLC, as Co-Documentation Agents, as amended from time to time.

“DTPA” shall have the meaning given to such term in Section 14.2.

“Effective Time” shall mean 7:00 a.m. local time where the Assets are located on July 1, 2012.

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“End Date” shall have the meaning given to such term in Section 8.4B.

“Environmental Arbitrator” shall have the meaning given to such term in Section 4.12E.

“Environmental Deductible” shall have the meaning given to such term in Section 4.11.

“Environmental Defect” shall have the meaning given to such term in Section 4.11.

“Environmental Defect Notice” shall have the meaning given to such term in Section 4.11.

“Environmental Laws” shall mean any and all applicable laws, rules and regulations, including principles of common law, pertaining to the safety, health or conservation or protection of the Assets, the environment, wildlife, or natural resources in effect in any and all jurisdictions in which the Assets are located, including, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, as amended (“SARA”), the Resource Conservation and Recovery Act, as amended (“RCRA”), the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended (“OSHA”), and any applicable state, tribal, or local counterparts, but shall not include any applicable law associated with plugging and abandonment of any of the Wells.  The terms “hazardous substance”, “release”, and “threatened release” shall have the meanings specified in CERCLA; provided, however, that to the extent the laws of the state in which the Assets are located are applicable and have established a meaning for “hazardous substance”, “release”, “threatened release”, “solid waste”, “hazardous waste”, and “disposal” that is broader than that specified in CERCLA or RCRA, such broader meaning shall apply with respect to the matters covered by such laws.

“Estimated Settlement Statement” shall have the meaning given to such term in Section 3.3.

“Exchange Consideration” shall have the meaning given to such term in Section 3.1.

“Excluded Assets” shall have the meaning given to such term in Section 2.3.

“Excluded Employees” shall have the meaning given to such term in Section 12.18.

“Excluded Depth Assets” shall mean all of DRI’s right, title and interest in and to:

A.    The wells listed on Schedule 2.3-DRI and the units associated therewith, insofar and only insofar as such wells and units cover depths within the Excluded Depths (such wells as so limited, the “Excluded Wells” and such units as so limited, the “Excluded Units”).

B.    The oil, gas, and/or mineral leases and oil and gas and mineral fee interests, royalties, overriding royalties, mineral interests that are included, in whole or in part, in any of the Excluded Units, insofar and only insofar as such leases, royalties and interests cover lands within the boundaries of the Excluded Units and the depths within the Excluded Depths, together with all rights incident thereto and derived therefrom (such leases, royalties and interests as so limited, the “Excluded Leases”).

C.    All contracts to the extent related to any of the Excluded Depth Assets listed in subsections A, B, D, E, F and G of this defined term Excluded Depth Assets, including operating agreements, pooling and unitization agreements, declarations of pooling or unitization, communitization agreements, pooling orders, farmout and farmin agreements, exploration agreements, participation agreements, area of mutual interest agreements, oil sales contracts, gas sales, gas processing, gas gathering, and transportation agreements, surface leases, rights-of-way, easements, permits, licenses, and other instruments and agreements pertaining thereto.

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D.    All water wells, injection wells, disposal wells and other wells of any nature and kind located on the Excluded Units, and all equipment, personal property and fixtures, and pipelines, gathering lines and other facilities and appurtenances, in each case to the extent related to the operation of the Excluded Wells, the Excluded Leases or the Excluded Units.

E.    All other interests in pools or units which include all or part of any Excluded Lease.

F.    All Hydrocarbons produced from or allocated to the Excluded Units, the Excluded Leases or the Excluded Wells.

“Excluded Depths” shall mean, collectively, the following:

A.    The stratigraphic equivalent of all depths between 4865 ft. below the Kelly Bushing, down to and including 6,845 ft. below the Kelly Bushing in the Gamma Ray Neutron Density Log for the BCDU 13X-35 well located at 1,780 ft. from the south line and 360 ft. from the west line of section 35, T148N R96W.

B.    The stratigraphic equivalent of all depths between 6845 ft. below the Kelly Bushing, down to and including 8300 ft. below the Kelly Bushing in the Gamma Ray Neutron Density Log for the BCDU 13X-35 well located at 1,780 ft. from the south line and 360 ft. from the west line of section 35, T148N R96W.

C.    The stratigraphic equivalent of all depths between 8300 ft. below the Kelly Bushing, down to and including 8820 ft. below the Kelly Bushing in the Gamma Ray Neutron Density Log for the BCDU 13X-35 well located at 1,780 ft. from the south line and 360 ft. from the west line of section 35, T148N R96W.

D.    The stratigraphic equivalent of all depths between 8820 ft. below the Kelly Bushing, down to and including 10150 ft. below the Kelly Bushing in the Gamma Ray Neutron Density Log for the BCDU 13X-35 well located at 1,780 ft. from the south line and 360 ft. from the west line of section 35, T148N R96W.

E.    The stratigraphic equivalent of all depths between 10150 ft. below the Kelly Bushing, down to and including 10917 ft. below the Kelly Bushing in the Gamma Ray Neutron Density Log for the BCDU 13X-35 well located at 1,780 ft. from the south line and 360 ft. from the west line of section 35, T148N R96W.

“Excluded Property Value” with respect to the DRI Assets as a Transferring Party, and with respect to the XTO Assets Energy and ExxonMobil collectively as Transferring Parties, as applicable, shall mean the sum of the following: (i) the aggregate value of all uncured Title Defects as determined in accordance with Section 4.6, whether or not such Title Defect will result in an adjustment to the Additional Consideration (provided that if the value of any uncured Title Defect is disputed as of the Closing, the value of such Title Defect for purposes hereof shall be the value asserted by the other Party in its Title Defect Notice); plus (ii) the aggregate cost of Remediation for all Environmental Defects that have not been Remediated as of the Closing (provided that if the cost of Remediation of any Environmental Defect is disputed as of the Closing, the cost of Remediation for purposes hereof shall be the cost asserted by the applicable Party in its Environmental Defect Notice); plus (iii) the aggregate value of all Assets damaged by Casualty Defects that have not been repaired as of the Closing as determined in accordance with Section 4.13; plus (iv) the aggregate Allocated Value of all Assets that are to be excluded from the Assets being transferred to the other Party at Closing under Section 7.4 on account of required consents.

“Existing Contracts” shall mean, with respect to DRI as the Transferring Party, the DRI Existing Contracts and, with respect to XTO as the Transferring Party, the XTO Existing Contracts.

“Exxon” shall have the meaning given to such term in the introduction to this Agreement.

“ExxonMobil Policies” shall have the meaning given to such term in Section 12.14.

“FERC” shall mean the Federal Energy Regulatory Commission.

“Final Additional Consideration Amount” shall have the meaning given to such term in Section 12.11C.

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“Final Settlement Statement” shall have the meaning given to such term in Section 12.11A.

“Friendswood Condemnation Matter” shall mean, with respect to the XTO Assets, that certain condemnation matter involving the relocation of eleven (11) active gas and saltwater disposal flowlines of ExxonMobil through eleven (11) highway crossings in the Friendswood field related to the TxDOT expansion of Interstate 45.

“Fundamental Representations” shall mean the representations and warranties in (i) Section 5.1 (Existence and Power), other than the third sentence thereof, (ii) Section 5.2 (Brokers), (iii) Section 6.1 (Existence and Power), other than the third sentence thereof, and (iv) Section 6.2 (Brokers).

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government, any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, belief, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Grieve CO2 PSA” shall have the meaning given to such term in Section 8.4B.

“Hartzog Draw Unit” shall mean the “Hartzog Draw Unit” as more particularly described on Exhibit B-1-XTO.

“Hedge Contracts” shall mean any contract or agreement to which Transferring Party or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hire Date” shall have the meaning given to such term in Section 7.8.

“HSR Act” shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Income Taxes” shall have the meaning given to such term in Section 13.1A.

“Indemnified Party” shall have the meaning given to such term in Section 12.6A.

“Indemnifying Party” shall have the meaning given to such term in Section 12.6A.

“Indemnity Deductible” shall have the meaning given to such term in Section 12.5A.

“Interim Period” shall have the meaning given to such term in Section 7.1.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean with respect to (a) DRI, the actual knowledge (without investigation) of the Persons listed on Schedule 9-DRI and (b) XTO, the actual knowledge (without investigation) of the Persons listed on Schedule 9-XTO.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall mean, with respect to DRI as the Transferring Party, the DRI Leases and, with respect to XTO as the Transferring Party, the XTO Leases

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“Lien” shall mean any lien, mortgage, security interest, defect, irregularity, pledge, charge or encumbrance.

“Like-Kind Exchange Transaction” shall have the meaning given to such term in Section 13.4.

“Limitation of Liability Exclusions” shall have the meaning given to such term in Section 12.5A.

“Losses” shall mean claims, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees).

“Material Adverse Effect” shall mean, with respect to any Party, any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on (a) the ownership, operation or financial condition of the Assets, taken as a whole as currently operated as of the date of this Agreement or (b) the ability of a Party to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not include such material adverse effects resulting from: (i) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) changes in general market, economic, financial or political conditions (including changes in commodity prices (including Hydrocarbons), fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (iii) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (iv) acts of God, including hurricanes, storms or other naturally occurring events; (v) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (vi) matters that are cured or no longer exist by the earlier of the Closing Date and the termination of this Agreement; (vii) a change in Laws from and after the date of this Agreement; (viii) Casualty Defects; (ix) any reclassification or recalculation of reserves in the ordinary course of business; (x) actions taken by an Acquiring Party with respect to Transferring Party’s Assets; and (xi) natural declines in well performance.

“Material Contracts” shall mean, with respect to a Transferring Party, all Existing Contracts of the type described below:

(a)    any Existing Contract that can reasonably be expected to result in aggregate payments by Transferring Party of more than $500,000 during the current or any subsequent calendar year or $2,000,000 in the aggregate over the term of such Existing Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(b)    any Existing Contract that can reasonably be expected to result in aggregate revenues to Transferring Party of more than $500,000 during the current or any subsequent calendar year or $2,000,000 in the aggregate over the term of such Existing Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(c)    any Hydrocarbon purchase and sale, transportation, gathering, treating, processing or similar contract that is not terminable without penalty on ninety (90) days or less notice;

(d)    any indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial contract;

(e)    any Existing Contract that constitutes a lease under which Transferring Party is the lessor or the lessee of personal property which lease (A) cannot be terminated by Transferring Party without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than $100,000;

(f)    any Existing Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Transferring Party conducts business, including area of mutual interest contracts;

(g)    any Existing Contract that contains calls upon or options to purchase production;

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(h)    any Existing Contract that constitutes a partnership agreement, joint venture agreement or similar contract (in each case, excluding any tax partnership);

(i)    any Existing Contracts for the use or sharing of drilling rigs;

(j)    any executory Existing Contract that constitutes a pending farmout agreement, exploration agreement, participation agreement or other similar contract where the primary obligation thereunder has not fully been performed;

(k)    any Existing Contract that constitutes a joint operating agreement; and

(l)    any Existing Contract with any Affiliate of Transferring Party that will not be terminable by Acquiring Party without penalty upon sixty (60) days or less notice other than joint operating agreements.

“New Employees” shall have the meaning given to such term in Section 7.8.

“Non-Bakken Formations” shall have the meaning given to such term in Section 4.6.

“Non-Bakken Unitized Lands” shall have the meaning given to such term in Section 4.6.

“NORM” shall have the meaning given to such term in Section 4.14.

“Objection Notice” shall have the meaning given to such term in Section 12.11A.

“Oil and Gas Lease” shall have the meaning given to such term in Section 11.2H.

“Outside Date” shall have the meaning given to such term in Section 11.1.

“O&G Fee Interests” shall have the meaning given to such term in Section 11.2H.

“Parties” shall have the meaning given to such term in the introduction to this Agreement.

“Party” shall have the meaning given to such term in the introduction to this Agreement.

“Permitted Encumbrances” shall have the meaning given to such term in Section 4.3.

“Permitted Title Matters” shall mean: (i) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Acquiring Party provides affirmative evidence that such failure or omission results in another Person’s adverse claim of title to the relevant Lease or Well; (ii) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws; (iii) defects arising out of lack of corporate or other entity authorization, unless such lack of authorization results in a third party’s actual and adverse claim of title to the relevant property; (iv) except for matters related to Sections 4.2B, C and D, defects based solely on lack of information in Transferring Party's files; (v) defects that have been cured by applicable Laws of limitations or prescription, including adverse possession, the doctrine of laches, and deemed marketable record title; (vi) defects arising from any change in Law after the Effective Time; (vii) defects arising from prior expired oil and gas leases that are not surrendered or released of record;  (viii) defects based on a claim that Transferring Party does not have title to an Asset (other than a leasehold interest), if Transferring Party has a valid right to use such Asset for the purposes for which it is being used; and (ix) defects arising as a result of actions taken by Acquiring Party or Acquiring Party’s failure to consent to any action pursuant to Section 7.1.

“Person” shall mean any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Production Taxes” shall have the meaning given to such term in Section 13.1C.

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“Property Taxes” shall have the meaning given to such term in Section 13.1B.

“PUDs” shall have the meaning given to such term in Section 4.15.

“Purchase Effective Time” shall have the meaning given to such term in Section 12.19A.

“Purchase Election” shall have the meaning given to such term in Section 12.19A.

“Purchase Termination Notice” shall have the meaning given to such term in Section 12.19A.

“Records” shall mean, with respect to DRI as the Transferring Party, the DRI Records and, with respect to XTO as the Transferring Party, the XTO Records

“REGARDLESS OF FAULT” shall have the meaning given to such term in Section 12.10.

“Remediation” shall mean the payment or other final resolution of any assessed fines, removal, excavation, capping, or other environmental remedies to the extent required by the Environmental Laws to remedy an Environmental Defect  existing on or with respect to an Asset.

“Retained Liabilities” shall mean (i) all liabilities (other than with respect to Asset Taxes) arising from, based upon or associated with Transferring Party’s Assets that are purchased by Acquiring Party pursuant to this Agreement that arose prior to the Effective Time other than those liabilities described in subsections A through D of Section 12.1, including those matters described in Schedule 5.3-DRI or Schedule 5.3-XTO (other than the “petition for condemnation” matters described therein), as applicable, (ii) all liabilities for Income Taxes imposed on or with respect to Transferring Party or its Affiliates, and (iii) all liabilities that arise from or relate to the environmental condition of Transferring Party's Assets existing and known by such Transferring Party at or prior to the Effective Time, including liabilities listed on Schedule 5.11-DRI or Schedule 5.11-XTO, as applicable, and (iv) all liabilities relating to Environmental Defects that are deemed to be Retained Liabilities pursuant to Section 4.12D.

“Ringwood” shall have the meaning given to such term in Section 7.13.

“Ringwood Agreements” shall mean the following agreements: (a) Gas Gathering Agreement between Ringwood and XTO Energy dated March 1, 2006, and (b) Water Disposal Agreement between Ringwood and XTO Energy dated March 1, 2006, as amended.

“Sales Taxes” shall have the meaning given to such term in Section 13.1C.

“Start Date” shall have the meaning given to such term in Section 8.4B.

“Surface Interest” shall have the meaning given to such term in Section 11.2D.

“Targeted Closing Date” shall have the meaning given to such term in Section 11.1.

“Tax” or “Taxes” shall mean all taxes, assessments, duties, levies, imposts and other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance or production, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added and withholding (including backup withholding) taxes (in all cases, whether payable directly or by withholding and whether or not requiring the filing of a Tax return) and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.

“Tax Representations” shall mean the representations and warranties in (i) Section 5.12 (Taxes) and (ii) Section 5.13 (Tax Partnerships).

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“Third Party Claim” shall have the meaning given to such term in Section 12.6B.

“Title Arbitrator” shall have the meaning given to such term in Section 4.9.

“Title Benefit” shall have the meaning given to such term in Section 4.7.

“Title Benefit Notice” shall have the meaning given to such term in Section 4.7.

“Title Deductible” shall have the meaning given to such term in Section 4.8.

“Title Defect” shall have the meaning given to such term in Section 4.4.

“Title Defect Notice” shall have the meaning given to such term in Section 4.4.

“Title Disputes” shall have the meaning given to such term in Section 4.9.

“Transfer Taxes” shall have the meaning given to such term in Section 13.2.

“Transferring Party” shall mean the Party transferring ownership of Assets to Acquiring Party as of the Effective Time.

“Transferring Party Group” shall mean Transferring Party, its Affiliates and their respective directors, officers, employees, agents and representatives.

“TxDOT” shall have the meaning given to such term in Section 7.12.

“Upward Adjustments” shall have the meaning given to such term in Section 3.1A.

“Units” shall mean, with respect to DRI as the Transferring Party, the DRI Non-Producing Units and, with respect to XTO as the Transferring Party, the XTO Units.

“Webster Unit” shall mean the “Webster Unit” as more particularly described on Exhibit B-2-XTO.

“Wells” shall mean, with respect to DRI as the Transferring Party, the DRI Wells and, with respect to XTO as the Transferring Party, the XTO Wells.

 “XTO” shall have the meaning given to such term in the introduction to this Agreement.

“XTO Assets” means, excluding the Excluded Assets, all of XTO’s right, title and interest in and to:

A.    The oil, gas, and/or mineral leases and oil and gas and mineral fee interests, royalties, overriding royalties, mineral interests and other interests that are described in Exhibit A-1-XTO and all other oil, gas, and/or mineral leases and oil and gas and mineral fee interests, royalties, overriding royalties, mineral interests and other interests to the extent such interests are, as of the Effective Date, being produced from the Webster Wells or the Hartzog Wells or are included, in whole or in part, in any of the XTO Units, in each case, together with all rights incident thereto and derived therefrom and other than the O&G Fee Interests (the “XTO Leases”).

B.    To the extent they may be assigned (after using commercially reasonable efforts to obtain any consents), all contracts to the extent related to any of the XTO Assets listed in subsections A, C, D, E, F, G, H, I and J of this definition, including operating agreements, pooling and unitization agreements, declarations of pooling or unitization, communitization agreements, pooling orders, farmout and farmin agreements, exploration agreements, participation agreements, area of mutual interest agreements, oil sales contracts, gas sales, gas processing, gas gathering, and transportation agreements, surface leases, rights-of-way, easements, permits, licenses, and other instruments and agreements pertaining thereto, including those rights-of-way, easements and surface leases described in Exhibit A-2-XTO (the “XTO Existing Contracts”).

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C.    The XTO Units, all coalbed methane wells (the “XTO CBM Wells”) and all wells related to the Hartzog Draw Unit, in each case, that are described in Exhibit B-1-XTO (including the XTO CBM Wells, the “Hartzog Wells”), all wells related to the Webster Unit that are described in Exhibit B-2-XTO (the “Webster Wells”), and all water wells, injection wells, disposal wells and other wells of any nature and kind located on the XTO Leases or the XTO Units (or lands pooled or unitized therewith) (collectively with the Hartzog Wells and the Webster Wells, the “XTO Wells”), and all equipment, personal property and fixtures, to the extent they may be assigned (after using commercially reasonable efforts to obtain any consents), and pipelines, gathering lines and other facilities and appurtenances to the extent related to the operation of the XTO Wells, the XTO Leases or the XTO Units.

D.    Other than the XTO Units, all other interests in pooled units which include all or part of any XTO Lease or XTO CBM Well.

E.    The field offices listed on Schedule 2.2E-XTO.

F.    Without limiting the foregoing, but excluding the Excluded Assets, all other right, title and interest of XTO of whatever kind or character, whether legal or equitable, vested or contingent, in and to the oil, gas and other minerals in and under or that may be produced from or attributable to the XTO Wells or the XTO Units, including oil and gas leases, overriding royalties, production payments, fee mineral interests, fee royalty interests and other interests in such XTO Wells or XTO Units whether such interests are specifically described in Exhibit A-1-XTO, Exhibit A-2-XTO, Exhibit B-1-XTO or Exhibit B-2-XTO, and even though XTO’s interest in such oil, gas or other minerals may be incorrectly described in or omitted from Exhibit A-1-XTO, Exhibit A-2-XTO, Exhibit B-1-XTO or Exhibit B-2-XTO, in each case other than the O&G Fee Interests.

G.    All Hydrocarbons produced from or allocated to the XTO Leases, the XTO Wells or the XTO Units on and after the Effective Time other than the O&G Fee Interests.

H.    All rights, claims and causes of action related to the Friendswood Condemnation Matter.

I.    A leasehold interest in the O&G Fee Interests in accordance with the terms and conditions of the Oil and Gas Lease.

J.    The Surface Interests in accordance with the terms and conditions of the Deed.

K.    All files and records relating to the items described in subsections A through G above including title records (including abstracts of title, title opinions, title reports and title curative documents), contracts, correspondence, and all related matters assignable and in the possession of XTO (the “XTO Records”), and to the extent assignable without payment of fees or other penalties (unless DRI agrees to, and does, pay such fees and penalties), all geophysical data and other seismic and related technical data and information relating to the XTO Assets described in subsections A through J above.

“XTO Energy” shall have the meaning given to such term in the introduction to this Agreement.

“XTO Units” means collectively the Hartzog Draw Unit and the Webster Unit.

*  The Disclosure Schedules and Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally any of the omitted schedules upon request by the Securities and Exchange Commission.

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